Registration No. 333-90867
================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                                ---------------

                                 AMENDMENT NO. 3
                                       TO
                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                ---------------

                               eAcceleration Corp.
             (Exact name of registrant as specified in its charter)

    DELAWARE                              7319                  91-2006409
(State or other jurisdiction  (Primary Standard Industrial  (I.R.S. Employer
   of incorporation or          Classification Code         Identification No.)
      organization)                    Number)

       1223 NW Finn Hill Road, Poulsbo, Washington 98730 - (360) 697-9260 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                  Clint Ballard
                      President and Chief Executive Officer
                               eAcceleration Corp.
                             1223 NW Finn Hill Road
                            Poulsbo, Washington 98730
                                 (360) 697-9260
 (Name,address, including zip code, and telephone number, including area code, of registrant's principal place of business and agent for service)

                                    Copy to:
                              Neil M. Kaufman, Esq.
                             Kaufman & Moomjian, LLC
                   50 Charles Lindbergh Boulevard - Suite 206
                          Mitchel Field, New York 11553
                                 (516) 222-5100


   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

================================================================================

   The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

The information contained in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.



                    SUBJECT TO COMPLETION, DATED MAY 23, 2000



                             PRELIMINARY PROSPECTUS


                                     [LOGO]




                               eAcceleration Corp.


                        3,000,000 shares of common stock

     This is an initial public offering of up to 3,000,000 shares of our common stock.

     We will be selling a minimum of 400,000 and a maximum of 3,000,000 of our shares in a direct participation offering. The shares will be sold by our officers and directors. Until we have sold at least 400,000 shares, we will not accept subscriptions for any shares. You must buy shares in increments of 100 shares. All proceeds of this offering will be deposited in an interest-bearing escrow account. If we are unable to sell at least 400,000 shares before the offering ends, we will return all funds, with interest, to subscribers promptly after the ending of this offering. The offering will remain open until all shares offered are sold or nine months after the date of this prospectus, except that we will have only 180 days to sell at least the first 400,000 shares. We may decide to cease selling efforts prior to such date if we determine that it is no longer beneficial to continue the offering.

     Prior to this offering, there has been no public market for the shares. The initial public offering price is $6.25 per share.


THE SHARES OFFERED IN THIS OFFERING INVOLVE A HIGH DEGREE OF RISK AND SUBSTANTIAL DILUTION WITH THE POSSIBILITY OF THE LOSS OF YOUR ENTIRE INVESTMENT. YOU SHOULD CAREFULLY READ THE "RISK FACTORS" BEGINNING ON PAGE 5 FOR INFORMATION THAT YOU SHOULD CONSIDER IN DETERMINING WHETHER TO PURCHASE ANY OF THE SHARES.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SHARES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                ---------------

                                        Price per share    Underwriting discounts    Proceeds, before
                    Number of Shares       to public          and commissions        expenses, to us
                    ----------------       ---------          ---------------        ----------------
Minimum. . . . .        400,000              $6.25                   -                $  2,500,000
Maximum. . . . .      3,000,000              $6.25                   -                $ 18,750,000


                The date of this prospectus is            , 2000

The following is a graphic illustration of our Internet business model. The model depicts the relationship between us, through our operating websites, HomepageSales.com, DownloadSales.com, HomePageware.com, ClickSales.com and SignupSales.com, and our Internet advertising and marketing customers, who pay us for specified actions by our website visitors. The model also depicts the relationship between us, through these operating websites, and our website visitors, who receive free software and other products and services in exchange for agreeing to use one of our websites as their browser's starting page:




  [Graphic representation of the relationship between (a) Online Media Buyers and Merchants, (b) HomepageSales.com, DownloadSales.com, HomePageware.com,
            ClickSales.com and SignupSales.com and (c) Internet Users]

                               PROSPECTUS SUMMARY
EACCELERATION


        We are a provider of online direct marketing services, advertising solutions and proprietary software. We combine Internet-based direct marketing and advertising services with programs that reward consumers with free software when they use our designated homepage as their Internet browser's starting page. We provide flexible marketing solutions for our Internet advertising and marketing clients. We intend to leverage our developing homepage subscriber base and our targeting capabilities to offer our internet advertising and marketing clients customized, targeted advertising solutions designed to improve advertisement response rates and reduce their cost of acquiring new customers. We also licence localized versions of our software products for distribution in Asia to software customers who cannot obtain our software for free on our websites.


        Our principal executive offices are located at 1223 NW Finn Hill Road, Poulsbo, Washington 98730. Our telephone number is (360) 697-9260 and our fax number is (360) 598-2450. Our corporate website is www.eAcceleration.com. The information contained in this website or any of our websites, including Hompageware.com, HomepageSales.com, DownloadSales.com, ClickSales.com and SignupSales.com, is not a part of this prospectus. All Internet addresses included in this prospectus are inactive textual references only.


                                  THE OFFERING

Shares offered  . . . . . . . . . . .   Common stock
Minimum . . . . . . . . . . . . . . .   400,000 shares
Maximum . . . . . . . . . . . . . . .   3,000,000 shares

Price per share . . . . . . . . . . .   $6.25

Shares outstanding after this offering
     Minimum. . . . . . . . . . . . .   34,700,000 shares
     Maximum. . . . . . . . . . . . .   37,300,000 shares

Use                                     of  proceeds  . .  . . . . . . . . .  We
                                        plan to use the net  proceeds  from this
                                        offering for the following purposes:
                                          - new product development; - marketing
                                          and  advertising;   -  facilities;   -
                                          personnel;  -  computer  equipment;  -
                                          computer   software;   and  -  working
                                          capital and general
                                             corporate purposes.


        IN THIS PROSPECTUS, WE ARE ASSUMING THE EFFECTIVENESS OF THE MERGER OF OUR OPERATING SUBSIDIARY, ACCELERATION SOFTWARE INTERNATIONAL CORPORATION, INTO EACCELERATION CORP., WHICH WILL OCCUR PRIOR TO THE INITIAL CLOSING UNDER THIS OFFERING. WE HAVE ADJUSTED THE NUMBER OF OUTSTANDING SHARES AND OPTIONS ACCORDINGLY. UNLESS OTHERWISE INDICATED OR THE CONTEXT OTHERWISE REQUIRES, WE REFER TO EACCELERATION CORP. AND ACCELERATION SOFTWARE INTERNATIONAL CORPORATION COLLECTIVELY AS "EACCELERATION", "WE", "US" OR "OUR".

                          Summary financial information

                                                 Year ended December 31,     Three months ended March 31,
                                                 1998               1999     1999                   2000
                                                 ----               ----     ----                   ----
                                                                                     (unaudited)
STATEMENTS OF INCOME DATA:
                                                                                             <C
Revenues. . . . . . . . . . . . . . . . . . .    $1,919,149    $ 4,759,469   $ 566,060       $ 1,931,118
Costs and expenses:
  Software development and products . . . . .       919,895      1,053,754     200,156           330,640
  Sales and marketing . . . . . . . . . . . .       369,336      2,395,129     256,233         1,267,421
  General and administrative. . . . . . . . .       409,071        641,707     107,665           233,767
  Reduction of reserves for claims. . . . . .       (28,542)             -           -                 -
                                                 ----------    -----------   ---------       -----------
Total expenses. . . . . . . . . . . . . . . .    $1,669,760    $ 4,090,590   $ 564,054       $ 1,831,828
                                                 ==========    ===========   =========       ===========

Income from operations. . . . . . . . . . . .       249,389        668,879       2,006            99,290

Other income, net . . . . . . . . . . . . . .        43,092          4,656       1,322               775
                                                 ----------    -----------   ---------       -----------

Net income. . . . . . . . . . . . . . . . . .    $  292,481    $   673,535   $   3,328       $   100,065
                                                 ==========    ===========   =========       ===========

Basic and diluted earnings
  per share . . . . . . . . . . . . . . . . .    $     0.01    $      0.02   $       -       $         -
                                                 ==========    ===========   =========       ===========

Pro forma financial data:
  Pro forma net income. . . . . . . . . . . .                  $   444,533                   $    66,043
                                                               ===========                   ===========
Pro forma basic and diluted
  earnings per share. .                                        $      0.01                   $         -
                                                               ===========                   ===========

BALANCE SHEET DATA:

                                                                   At March 31, 2000 (unaudited)
                                                        Actual                 As adjusted
                                                        ------                 -----------
                                                                          Minimum      Maximum
                                                                          -------      -------
Current assets. . . . . . . . . . . . . . . .         1,332,114          2,737,122    18,887,122
Property and equipment. . . . . . . . . . . .           118,501            118,501       118,501
Total assets. . . . . . . . . . . . . . . . .         2,016,482          3,421,490    19,571,490
Current liabilities . . . . . . . . . . . . .           842,740            842,740       842,740
Total stockholders' equity. . . . . . . . . .         1,173,742          2,578,750    18,728,750


        The pro forma financial data reflects income tax expenses of $229,002 and $57,865, for the periods ended December 31, 1999 and March 31, 2000, respectively, based on the assumption that we were taxed as a C-Corporation instead of as a pass-through entity as provided under Subchapter S corporation status. See the notes to our consolidated financial statements.


        For the minimum number of shares under the offering, the as adjusted balance sheet data at March 31, 2000 assumes net proceeds of $2,000,000, net of $500,000 in offering expenses. For the maximum number of shares under this offering, the as adjusted balance sheet of March 31, 2000 assumes net proceeds of $18,150,000, net of $600,000 in offering expenses.


        We plan to make a distribution of accumulated earnings, and paid-in capital to the extent available, while an S-corporation to our existing stockholders immediately prior to the first closing of this offering of up to the amount that our total shareholders' equity exceeds $578,750 as of the date of such distribution. Accordingly, the as adjusted balance sheet reflects a cash distribution of $594,992, assuming this offering was completed on March 31, 2000, although the actual distribution may differ.

                                  RISK FACTORS

     THE SHARES OFFERED IN THIS PROSPECTUS ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK. PRIOR TO MAKING AN INVESTMENT DECISION, YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS AS WELL AS ALL OF THE INFORMATION CONTAINED IN OTHER SECTIONS OF THIS PROSPECTUS.


THE MAJORITY OF OUR CONTRACTS WITH OUR INTERNET ADVERTISING CUSTOMERS HAVE MONTH-TO- MONTH TERMS, AND THE LOSS OF A SIGNIFICANT NUMBER OF THESE CONTRACTS IN A SHORT PERIOD OF TIME COULD HARM OUR BUSINESS.


     As of May 1, 2000, over 90% of our Internet advertising contracts could be terminated by either party with several days notice. The loss of a significant number of these contracts in any period could result in an immediate and significant decline in our revenues and cause our business to suffer.


A SIGNIFICANT PERCENTAGE OF OUR INTERNET ADVERTISING AND MARKETING REVENUES ARE DERIVED FROM ONLY A SMALL NUMBER OF INTERNET ADVERTISING AND MARKETING CUSTOMERS.


     During 1999, one Internet advertising and marketing client, MediaRing, Inc., accounted for 10% of our total revenues. By late 1999 and continuing into 2000, we substantially reduced our volumes with MediaRing, Inc. During the three months ended March 31, 2000, MediaRing did not account for any of our revenues. During such period, another company, CoolSavings, accounted for 25% of our total revenues. The loss of any of our other major Internet advertising or marketing clients, a significant decrease in products or services sold to them, or an inability to collect receivables from one or more of them, could adversely affect our business, operating results and financial condition.


WE ARE DEPENDENT ON PURCHASING INTERNET ADVERTISING SPACE CURRENTLY PROVIDED BY ONLY A SMALL NUMBER OF INTERNET ADVERTISING SUPPLIERS, MOST OF WHICH HAVE MONTH-TO-MONTH AGREEMENTS WITH US, AND THE LOSS OF A SIGNIFICANT NUMBER OF THESE SUPPLIERS COULD ADVERSELY AFFECT US.


     We are dependent on products and services provided by a variety of Internet suppliers, most of which have month-to month agreements with us. For the year ended December 31, 1999, four advertising vendors, BURST! Media, Adauction.com, Adsmart and Flycast, accounted for 29%, 19%, 19% and 12%, respectively, of our total Internet media purchases. For the three months ended March 31, 2000, three advertising vendors, Adsmart, Adauction.com and BURST! Media accounted for 35%, 21% and 15%, respectively, of our total Internet media purchases. Although we have established redundant relationships with our suppliers in order to mitigate our exposure, the unavailability of adequate supplies could adversely affect us. Additionally, many of these suppliers have reported significant financial losses and may not continue operations in the long term. If there are fewer suppliers available, prices of advertising space could increase significantly, which could have a materially adverse effect on our operations.

A LARGE PERCENTAGE OF OUR REVENUES ARE DERIVED FROM ONLY ONE SOFTWARE DISTRIBUTION CUSTOMER UNDER AN AGREEMENT THAT ONLY GUARANTEES PAYMENT THROUGH MAY 2000.


     In 1998, two software distribution customers, Pointe Control and Syncronys Softcorp., accounted for 85% and 14% of our revenues, respectively. Our agreement with Syncronys is no longer in effect. Since 1999, Pointe Control has been our only software distribution customer, and it accounted for 42% of our total revenues in 1999, and 16% of our total revenue in the three months ended March 31, 2000. Although our distribution agreement with Pointe Control expires in October 2000, the agreement only guarantees payments to us through May 2000. We are currently negotiating with Sourcenext Corporation, a Japanese affiliate of Pointe Control, to enter into a distribution agreement that would provide for terms similar to those of the Pointe Control agreement, including a similar stream of revenue. Although we expect to be able to enter into such an agreement with Sourcenext, there is no assurance that this will occur. The loss of this software distribution revenue could result in a materially adverse effect on our business, operating results and financial condition.


IF WE DO NOT ENTER INTO A REPLACEMENT SOFTWARE DISTRIBUTION AGREEMENT, WE MAY BE UNSUCCESSFUL IN EFFECTIVELY TRANSITIONING OUR SOFTWARE DISTRIBUTION RESOURCES TO OUR INTERNET ADVERTISING AND MARKETING BUSINESS.


     If we fail to enter into a distribution agreement with Sourcenext that is substantially similar to our agreement with Pointe Control, we intend to transition our personnel and other resources that had been utilized for the fulfillment of our obligations under the Pointe Control agreement to projects relating to increasing our Internet advertising and marketing revenues. This may not result in an increase in Internet advertising and marketing revenues or profits commensurate with what we generated under the Pointe Control agreement, especially in the two to six month period following the beginning of such transition. This could result in a materially adverse effect on our business, operating results and financial condition.

WE HAVE NO AGREEMENTS WITH ANY UNDERWRITERS OR BROKER DEALERS, AND WE MAY BE UNABLE TO ATTRACT MARKET MAKERS.

     There is currently no public trading market for the shares. The development of a public trading market depends upon not only the existence of willing buyers and sellers, but also on market makers. We may have one or more closings of the offering. The first closing may not occur until we are able to sell at least 400,000 shares. Each closing represents the time that investors' subscriptions are accepted and those shares are issued to investors. After that, we could have additional closings whenever we receive and accept new subscriptions. After the creation of a public trading market for the shares following the completion of at least the first closing under this offering, we hope that a number of
broker-dealers   may  become   market   makers  for  the  shares.   Under  these
circumstances, the market bid and asked prices for the shares may be significantly influenced by decisions of the market makers to buy or sell the shares for their own account, which may be critical for the establishment and maintenance of a liquid public market in the shares.

     Market makers are not required to maintain a continuous two-sided market and are free to withdraw firm quotations at any time. Additionally, in order to become listed on the Nasdaq SmallCap Market or Nasdaq National Market, we need to have at least three registered and active market makers. We currently have no market makers. No assurance can be given that any market making activities of any market makers will commence.

WE MIGHT ONLY SELL THE MINIMUM NUMBER OF SHARES OR LESS THAN THE MINIMUM NUMBER OF SHARES.

     We can have a closing and accept subscriptions for the sale of shares to investors if at least 400,000 shares have been sold, which is the minimum number of shares that may be sold in this offering. In the event such minimum amount, or any amount which is significantly less than the maximum amount of 3,000,000 shares offered in this offering are sold, we may not be able to develop and market our products and services and increase our market share in markets in which we compete as aggressively as if more shares were sold. We would also not be able to take advantage of acquisition or investment opportunities as aggressively. Additionally, we would not be able to expand our operations, build a new facility or significantly increase the size of our work force and infrastructure to the extent we could if we sold more shares.

     We may also be unsuccessful in selling at least 400,000 shares in this offering, particularly because our officers and directors are selling the shares in a direct participation offering, without the use of an underwriter. If we fail to sell at least 400,000 shares in this offering, we will be unable to accept any subscriptions in the offering. We could also decide, in our discretion, to not have a closing. Although your funds will be returned to you promptly by our escrow agent, with interest, you will not have the use of these funds for other purposes during the time period that your funds were held in escrow, which could be in excess of nine months.

THE SHARES YOU PURCHASE IN THE OFFERING WILL BE IMMEDIATELY AND SIGNIFICANTLY DILUTED.

     The initial public offering price is substantially higher than the net tangible book value of each outstanding share of our common stock. Purchasers of our common stock in this offering will experience immediate and substantial dilution. Dilution represents the difference between the price of a share sold in this offering and the pro forma net tangible book value per share after the offering. The dilution will be $6.19 per share or 99% of the offering price per share if the minimum number of 400,000 shares are sold in the offering and $5.76 or 92% of the public offering price if the maximum number of 3,000,000 shares are sold in the offering.

OUR TWO EXISTING STOCKHOLDERS WILL BE ABLE TO EXERCISE CONTROL OF OUR COMMON STOCK AND MAY MAKE DECISIONS THAT ARE NOT IN THE BEST INTEREST OF ALL STOCKHOLDERS.

     At the completion of this offering Clint Ballard, our president and chief executive officer, and Diana T. Ballard, our chairman of the board, will in the aggregate beneficially own approximately 92.0% of the outstanding shares of our common stock in the event the maximum number of shares offered in this offering are sold, or 98.9% of the outstanding shares of our common stock in the event the minimum number of shares offered in this offering are sold.

Accordingly, Clint and Diana Ballard will be able to control the election of directors and all other matters subject to stockholder votes. This concentration of ownership may have the effect of delaying or preventing a change of control of eAcceleration, even if this change of control would benefit shareholders.

IF OUR CUSTOMERS REQUEST PRODUCTS AND SERVICES DIRECTLY FROM OUR MARKETER CLIENTS INSTEAD AND REQUESTING THE PRODUCT OR SERVICE FROM US, OUR BUSINESS COULD SUFFER.

     Our Internet advertiser and marketer clients may offer similar free products or services on their own websites that we offer on our websites. Our customers may choose to request products or services directly from our Internet advertiser and marketer clients instead of requesting the product or service from us, which would result in lower revenues to us and cause our business to suffer.

OUR QUARTERLY OPERATING RESULTS MAY FLUCTUATE SIGNIFICANTLY AND THE MARKET PRICE OF OUR COMMON STOCK MAY DECLINE AS WE CONTINUE TO INCREASE OUR DEPENDENCE ON INTERNET ADVERTISING AND MARKETING REVENUE.

     Our quarterly results of operations have varied in the past and are likely to continue to vary significantly from quarter to quarter in the future as we increase our emphasis on Internet advertising and marketing revenue. As a result, we believe that quarter-to-quarter comparisons of our operating results may not be meaningful and you should not rely upon them as an indication of our future performance. Our operating expenses are based on expected future revenues and are relatively fixed in the short term. If our revenues are lower than expected, we could be adversely affected. In addition, during some future periods our operating results likely will fall below the expectations of public market analysts and investors. In this event, the market price of our common stock likely would decline.

BECAUSE WE ARE UNDERGOING A SIGNIFICANT SHIFT IN OUR EMPHASIS FROM SOFTWARE DISTRIBUTION TO INTERNET ADVERTISING AND MARKETING, OUR OPERATING HISTORY MAY NOT BE INDICATIVE OF FUTURE PERFORMANCE.

     Our operating history makes predicting our future performance difficult and does not necessarily provide investors with a meaningful basis for evaluating an investment in our common stock. Although we began operations in 1987, we did not begin generating any significant revenue from Internet advertising and marketing until 1999. As a result, our performance since January 1999 is not comparable to prior periods.

WE WILL HAVE BROAD DISCRETION IN THE USE OF THE NET PROCEEDS FROM THIS OFFERING, AND WE MIGHT USE THEM INEFFECTIVELY.

     We will have broad discretion over how we use the net offering proceeds, and we could spend the proceeds in ways with which you might not agree. We cannot assure you that we will use these proceeds effectively. We plan to use the proceeds from this offering for:

        -       new product development;
        -       marketing and advertising;
        -       facilities;
        -       personnel;
        -       computer equipment and software; and
        -       working capital and general corporate purposes.

        Our business strategy includes possible growth through acquisitions or significant investments, and we may use a substantial portion of the offering proceeds to buy or invest in businesses we have not yet identified.

IF WE ESTABLISH A BROKER-DEALER SUBSIDIARY, WE WILL BE SUBJECT TO SUBSTANTIALLY INCREASED POTENTIAL REGULATORY AND ECONOMIC LIABILITY.


     Our proposed broker-dealer subsidiary may be restricted by the NASD, other regulatory bodies and its clearing firm with respect to its ability to participate in underwritings, and we have no present intention to underwrite any securities offerings. If we decide to start underwriting offerings, we would face numerous challenges and restrictions. The broker-dealer subsidiary may incur losses if it is unable to resell any securities it is committed to purchase or if it is forced to liquidate its commitments at less than the agreed purchase price. In addition, we would be subject to substantial potential liability for material misstatements or omissions in prospectuses and other communications with respect to any underwritten offerings. We do not expect that any potential liabilities relating to our proposed broker-dealer subsidiary's role as an underwriter would be covered by insurance.


IF WE ESTABLISH A BROKER-DEALER SUBSIDIARY, WE WILL BECOME SUBJECT TO CAPITAL MAINTENANCE REQUIREMENTS WHICH COULD HINDER OUR ABILITY TO CARRY OUT OUR BUSINESS EFFICIENTLY.


     If we create a broker-dealer subsidiary, we will be subject to, among other requirements, the financial capital minimums requirements of Rule 15c3-1 under the Exchange Act, which is known as the "net capital rule". The net capital rule is designed to monitor the general financial integrity and liquidity of a broker-dealer by imposing strict requirements on the amount of indebtedness which a broker-dealer may incur relative to its equity capital. In computing net capital, various adjustments are made to net worth which exclude assets which are not readily convertible into cash, and take a conservative perspective of other assets such as a broker- dealer's position in securities. The requirements provide that the broker-dealer shall maintain a minimum level of net capital and a minimum ratio of net capital to aggregate indebtedness. The particular levels vary in application depending upon the nature of the activity undertaken by the broker-dealer and the length of time it has been in business.


     The net capital rule would impose restrictions on our proposed broker-dealer subsidiary's operations and it could, in turn, impose restrictions on our operations. Compliance with the net capital rule may limit our operations and those of our proposed broker-dealer subsidiary, which require the intensive use of capital, such as underwriting commitments and principal trading activities, and will limit our ability to pay dividends. We will also have to enter into a membership agreement with the NASD that may similarly limit the our activities.

OUR SHARES COULD BECOME A "PENNY STOCK".

     The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in "penny stocks". Penny stocks generally are equity securities with a price of less than $5.00, other than securities registered on national securities exchanges or quoted on Nasdaq, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. Prior to a transaction in a penny stock, a broker-dealer is required to:

- deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market;

- provide the customer with current bid and offer quotations for the penny stock;

- explain the compensation of the broker-dealer and its salesperson in the transaction;

- provide monthly account statements showing the market value of each penny stock held in the customer's account; and

- make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction.

     These requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. If our shares become subject to the penny stock rules, investors may find it more difficult to sell their shares.

                           FORWARD LOOKING STATEMENTS

     This prospectus includes "forward-looking statements". These statements involve known and unknown risks, uncertainties and other factors which could cause actual results, financial performance, operating performance or achievements expressed or implied by such forward-looking statements not to occur or be realized. Such forward-looking statements generally are based upon our best estimates of future results, performance or achievement, based upon current conditions, and the most recent results of operations. Forward-looking statements may be identified by the use of forward-looking terminology such as "may," "will," "expect," "believe," "estimate," "anticipate," "continue," or similar terms, variations of those terms or the negative of those terms. Potential uncertainties include among other things, the matters described in the "Risk factors" and other sections of this prospectus.


     Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, we do not assume responsibility for the accuracy or completeness of the forward- looking statements after the date of this prospectus.

                                 USE OF PROCEEDS

     The net proceeds to us from the sale of the common stock, after deducting offering expenses, are expected to be approximately $2,000,000 if the minimum number of 400,000 shares are sold or $18,150,000 if the maximum number of
3,000,000 shares are sold. These proceeds are intended to be utilized substantially in the dollar amounts and percentage of total proceeds set forth below:



Application of proceeds                Minimum                 Maximum
-----------------------                -------                 -------

New product development         $425,000      21.3%         $4,000,000     22.0%
Marketing and advertising        550,000      27.5%          5,000,000     27.5%
Facilities                       325,000      16.3%          3,000,000     16.5%
Personnel                        275,000      13.8%          3,000,000     16.5%
Computer equipment               100,000       5.0%            400,000      2.2%
Computer software                 50,000       2.5%            200,000      1.1%
Working capital and general
   corporate purposes            275,000      13.8%          2,550,000     14.0%
                              ----------                   -----------
                              $2,000,000                   $18,150,000


     "New product development" costs includes those associated with developing and/or acquiring new proprietary software, new technologies and new web properties. We currently have under development twelve new software products, seven of which are still in the conceptual stage, and seven new websites, some of which are still in the conceptual stage. We estimate our development costs for these new projects could reach approximately four million dollars. We expect to develop additional new products internally, and we also may license or acquire new products. If we sell only the minimum number of shares in this offering, our ability to develop and license new products described above will be curtailed.

     "Marketing and advertising" costs consist primarily of costs associated with our efforts to increase traffic flow to our web properties. Such efforts may include any or all of the following:

     -     Internet advertising,  including banner advertisement;
     -     radio advertising;
     -     television  advertising; and
     -     print advertisements.

     In the event that we sell exactly or close to the maximum number of shares in this offering, we plan to significantly increase our advertising expenditures in all of the types of media listed above. If we sell only the minimum number of shares in this offering, we would expect to increase our advertising expenditures to a much lesser degree and will continue to concentrate our advertisements on Internet banner or other types of Internet advertisements.

"Facilities" costs consist of the following:

     -     leasehold improvements;
     -     furniture;
     -     equipment; and
     -     the development of additional facilities to house our operations.

     In the event that we sell exactly or close to the maximum number of shares in this offering, we plan to acquire property in Kitsap County, Washington or elsewhere in the Puget Sound area in the State of Washington on which we would have a state-of-the-art facility built for us that would be large enough to house our entire business operations for the next several years, and would accommodate expansion for the foreseeable future through the subsequent building of additional facilities on such property. Alternatively, we would expect to lease up to 50,000 square feet of space in the Puget Sound area that could house our operations for the next several years. If only the minimum number of shares are sold in the offering, we expect to seek to lease a considerably smaller facility, or perhaps an additional facility which together with our current facilities could house our business operations for the next several years.

     "Personnel" costs include the costs associated with hiring and training, and the ongoing salaries and benefits of, personnel necessary to satisfy our operational and growth needs. In the event that we sell exactly or close to the maximum number of shares in this offering, we believe that we will significantly increase our operations. As a result, we would expect that our personnel needs would increase significantly, including the possible need for additional executive officers. If we sell the minimum number of shares in this offering, we will likely increase our operations by a smaller amount and our personnel needs will grow to a lesser degree.

     "Computer equipment" costs consist of additional office computer equipment and web service-related equipment. In the event we sell exactly or close to the maximum number of shares in this offering, and we significantly increase our operations and move our operations into a newly-built facility, we plan to add or replace computer equipment to meet our growing needs. If we sell the minimum number of shares is this offering, our needs for additional computer facilities will diminish.

     "Computer software" costs consist of internal-use programs either purchased or developed in-house to facilitate our operations. In the event we sell exactly or close to the maximum amount of shares in this offering, we will be able to develop or purchase software which could increase our efficiency and productivity, as well as help to coordinate our expanding operations. If we only sell the minimum number of shares in this offering, such upgrading of our software will be greatly curtailed.

     "Working capital and general corporate purposes" costs include costs associated with possible acquisitions and the following costs necessary for our ongoing operations:

     -     rents;
     -     utilities;

     -     financing account  receivables;
     -     existing employee salaries;
     -     existing employee benefits,  and
     -     professional and consulting fees.

     The amounts set forth above are estimates. While our intentions with regard to the use of the proceeds of this offering are described above, we do not guarantee that the proceeds of this offering will be used as described in this prospectus. The actual amount expended to finance any category of expenses may be increased or decreased by our board of directors, in its discretion, if a reapportionment or redirection of funds is deemed to be in our best interests. As such, our board of directors and management will have broad discretion, subject to their fiduciary duties, in the use of the proceeds from the sale of the shares offered in this offering. We expect that the level and timing of expenditures necessary for each of the intended uses described above will depend upon numerous factors, including:

     -     the  progress of our  product  development  activities;
     -     the timing and amount of revenues  resulting from our operation;
     - changes in competitive, technological or other conditions in our industry; or
     - if our estimates of the cost of our proposed uses of the proceeds of this offering ultimately turn out to be inaccurate.

As discussed above, if the minimum amount is raised, our expansion plans will be limited. In the event that an amount between the minimum and maximum amounts is raised, we intend to allocate such proceeds approximately proportionately to the above uses, but may, dependent on circumstances, allocate the use of such proceeds in a different manner.

     The expansion plans set forth in this prospectus represent our current plans for the development and expansion of our business. We reserve the right when and if the opportunity arises, to acquire other businesses, products and technologies for the purpose of expanding our business, as described in this prospectus or otherwise. If a business opportunity arises, we may use a portion of our working capital for that purpose or for making equity investments in companies that may use a portion of the proceeds from our investment to retain our Internet advertising and marketing services to promote their products and services.

     We are not currently involved in any negotiations for purchasing any material business or group of assets or making any investments as described above. We have no specific plans, arrangements, understandings or commitments with respect to such acquisition or investment at the present time, and it is uncertain as to when or if any such acquisition will be made. We expect that any business that we would acquire would be in the Internet, software, marketing, advertising or new media businesses; however, no assurance can be given in this regard. In the event we sell exactly or close to the maximum number of shares in this offering, we will have a significant degree of flexibility relating to such acquisition or investment opportunities, while if we sell the minimum amount of shares in this offering, our ability to take advantage of business opportunities as they become available will be more limited.

     Additionally, we are preliminarily considering using a portion of our working capital to form or acquire a broker-dealer subsidiary, following the completion of this offering, that would assist other companies in raising capital through direct participation offerings. We have not entered into any agreements relating to any such enterprise nor do we have current plans to do so, and we do not know if we will ever do so in the future.

     The net proceeds from this offering, together with internally generated funds, based on historical experience, are expected to be adequate to fund our working capital needs for at least the next twelve months. Pending use of the proceeds from this offering as described above, we may invest all or a portion of such proceeds in marketable securities, short-term, interest-bearing securities, U.S. Government securities, money market investments, equity or debt securities of other companies or businesses or short-term, interest-bearing deposits in banks.

                                 CAPITALIZATION

     The following table sets forth our capitalization at March 31, 2000, and as adjusted, to give effect to the sale of the minimum number of 400,000 shares of common stock offered and to the sale of the maximum number of 3,000,000 shares of common stock offered in this offering, at an assumed public offering price of $6.25 per share. Estimated offering costs of $500,000 for the minimum number of shares and $600,000 for the maximum number of shares were applied to the net proceeds.


                                                         March 31, 2000 (unaudited)
                                                    ----------------------------------
                                                     Actual          As adjusted
                                                     ------     ---------------------
                                                                Minimum       Maximum
                                                                -------       -------

Stockholders' equity:
Common  stock,  $.0001  par  value per
share; 100,000,000 shares authorized;  34,300,000 shares issued and outstanding;
34,700,000  shares  issued and  outstanding,  as adjusted  assuming  the minimum number of shares are sold; 37,300,000 shares issued and outstanding, as adjusted assuming
the maximum number of shares are sold . . . . . .   $   3,430   $    3,470    $     3,730

Additional paid-in capital. . . . . . . . . . . .     439,533    2,575,280     18,725,020

Retained earnings . . . . . . . . . . . . . . . .     730,779         -              -
                                                   ----------   ----------    -----------
Total stockholders' equity  . . . . . . . . . . .  $1,173,742   $2,578,750    $18,728,750
                                                   ==========   ==========    ===========


     We plan to make a distribution of accumulated earnings, and paid-in capital to the extent available, while we are still an S-corporation to our existing stockholders immediately prior to the first closing of this offering of up to the amount that our total shareholders' equity exceeds $578,750 as of the date of such distribution. Accordingly, the as adjusted capitalization reflects a cash distribution of $594,992, assuming the offering was completed on March 31, 2000, although the actual distribution may differ. Since as of March 31, 2000, the amount to be distributed to our existing stockholders was less than the total retained earnings, the remainder of the retained earnings, or $135,787, would have been reclassified from retained earnings to additional paid-in capital.

                                    DILUTION

     Our net tangible book value at March 31, 2000 is $671,660 or $.02 per share of common stock. Net tangible book value per share represents the amount of total tangible assets less liabilities, divided by 34,300,000, the pro forma number of shares of common stock outstanding at March 31, 2000. After giving effect to the sale of 400,000 shares in the event that the minimum number of shares offered in this offering are sold or 3,000,000 shares in the event that the maximum number of shares offered in this offering are sold, the as adjusted net tangible book value at March 31, 2000 would be $2,076,668, or $.06 per share in the event that the minimum number of shares offered in this offering are sold, or $18,226,668, or $.49 per share in the event that the maximum number of shares offered in this offering are sold.


     This represents an immediate increase in net tangible book value of $.04 per share to the existing stockholders in the event the minimum number of shares are sold or $.47 per share to the existing stockholders in the event the maximum number of shares are sold, and an immediate dilution of $6.19 per share to new investors in the event that the minimum number of shares offered in this offering are sold or $5.76 per share to new investors in the event that the maximum number of shares offered in this offering are sold. The following table illustrates this per share dilution:


                                                                        Minimum         Maximum
                                                                        -------         -------
Assumed public offering price per share of common stock offered
in this offering before deduction of offering expenses. . . . . . . .    $6.25          $6.25
                                                                         -----          -----
   Net tangible book value per share before offering. . . . . . . . .      .02            .02
   Increase per share attributable to new investors . . . . . . . . .      .04            .47
                                                                         -----          -----
As adjusted net tangible book value per share after offering. . . . .      .06            .49
                                                                         -----          -----
Dilution per share to new investors   . . . . . . . . . . . . . . . .    $6.19          $5.76
                                                                         =====          =====

Percentage that new investors' shares are diluted . . . . . . . . . .      99%            92%


    The following tables summarize the relative investments of investors in this offering and our current stockholders, assuming a per share offering price of $6.25, before deduction of offering expenses:

                                                              Current         Public
        Minimum                                             Stockholders     Investors      Total
        -------                                             ------------     ---------      -----
Number of shares of common stock purchased. . . . . . . .    34,300,000       400,000      34,700,000
Percentage of outstanding common stock after
 offering . . . . . . . . . . . . . . . . . . . . . . . .         98.9%          1.1%            100%
Gross consideration paid. . . . . . . . . . . . . . . . .      $578,750    $2,500,000     $ 3,078,750
Percentage of consideration paid. . . . . . . . . . . . .         18.7%         81.3%            100%
Average consideration per share of common
 stock. . . . . . . . . . . . . . . . . . . . . . . . . .           -           $6.25            $.09

                                                                 Current         Public
        Minimum                                             Stockholders     Investors      Total
        -------                                             ------------     ---------      -----
Number of shares of common stock purchased. . . . . . . .    34,300,000     3,000,000      37,300,000
Percentage of outstanding common stock after
 offering . . . . . . . . . . . . . . . . . . . . . . . .         92.0%          8.0%            100%
Gross consideration paid. . . . . . . . . . . . . . . . .      $578,750   $18,750,000     $19,328,750
Percentage of consideration paid. . . . . . . . . . . . .          3.0%         97.0%            100%
Average consideration per share of common
 stock. . . . . . . . . . . . . . . . . . . . . . . . . .           -           $6.25            $.52


                      MANAGEMENT'S DISCUSSION AND ANALYSIS

     The following discussion should be read with the historical financial statements, and accompanying notes, included elsewhere in this prospectus.

GENERAL

     From 1994 through 1998, our revenues have been primarily derived from sales and licensing of proprietary software through distributors and retail channels. In 1998, our revenues were derived primarily from our software development and licensing contracts with Pointe Control for distribution in Asia. In 1996, we began offering our software, and in 1998, our licensed third party products, to users for free through a suite of websites in exchange for users' adoption of our homepage as their Internet browser's starting page. In 1999, we diversified our revenue stream to include Internet advertising from our websites. We intend to increase our future revenues by concentrating on increasing our Internet revenues.


     Under the terms of our distribution agreement with Pointe Control, we granted an unlimited license to sell the software in Japan as specified in the agreement. This does not materially affect our operations attributed to offering software free on our websites. This license only applies to localized, Japanese versions of the software, and not the English versions which are available for free on our websites. Additionally, users in Japan cannot generally run the free English-language versions on their operating systems.

YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1999.

REVENUES

     Our revenues increased $2,840,320 or 148% from $1,919,149 in 1998 to $4,759,469 during 1999, primarily due to the development in 1999 of our Internet advertising and marketing revenues of $2,744,869. Domestic revenues from software licensing were not significant during 1998 and 1999. We had one license agreement that resulted in the recognition of $1,050,000 and $1,964,550 of revenues during 1998 and 1999, respectively. Revenues derived in Asia during 1998 and 1999 were generated from Pointe Control.

     In November 1995, we entered into a master agreement with Pointe Control to produce various software products. In 1996, we amended the agreement to provide for the production of additional software products produced on CD ROM. In February 1998, we amended the terms of the agreement to provide for receipt of payment based on CD-ROMs sold by Pointe Control. Revenues for these products were recorded when the products were sold by Pointe Control and the cash was received, generally within thirty days from the date of sale. On August 14, 1998, we further amended our agreement to provide for the delivery of a master license for a specified product for which we were paid $375,000 upon delivery and $375,000 over four months. We delivered the master license in August 1998 and revenues were recorded upon delivery. At such time we had no significant obligations remaining, and all payments were guaranteed as defined under the agreement at the time of shipment.


     On January 20, 1999, we further amended the contract to provide for the production and license of ten specified software products in which master licenses were or will be granted. This amendment specified certain payments to us totaling $2.2 million beginning February 7, 1999 through December 7, 1999, with a final payment of $200,000 due January 2000. We actually received $1.875 million during 1999 under an oral agreement between the parties. This amendment, dated January 20, 1999, was further amended on October 14, 1999 to amend the required payments and provide for additional payments from November 7, 1999 to May 7, 2000 of $150,000 per month. Total payments due under these two amendments were $2.625 million.

    Revenues under the January 20, 1999 and October 14, 1999 amendments relating to the design, production and delivery of these software products are recorded under the percentage of completion method as discussed in Note 2 to our financial statements included in this prospectus. In 1999, we recorded revenues of $2.014 million under this amended agreement. The agreement was estimated to be 77% complete at December 31, 1999 and 91% complete at March 31, 2000. No amounts have been deferred in connection with this arrangement at December 31, 1999. Unbilled revenues included in accounts receivable amounted to $149,547 at December 31, 1999. As of March 31, 2000, this contract represented our sole source of revenues from software licensing. As discussed in the first quarter comparison below, we are negotiating with Sourcenext, a Japanese affiliate of Pointe Control, to enter into a new contract for the distribution of software in Japan under terms similar to those in the Pointe Control agreement. Although we believe that it is likely that we will enter into such an agreement, there is no assurance that this will occur.

     We target our Internet advertising expenditures to cost-effectively generate user traffic to our websites. We intend to continue purchasing advertising only when we expect it to have a positive margin. We bill our Internet-based customers on a performance basis, based on agreed upon criteria, such as downloads, click-throughs, registrations or similar user actions. We generally provide our advertising on a month-to-month basis, and allow Internet advertising and marketing clients to cancel their programs within 15 days at no cost. We provide no guarantees of minimum traffic levels nor do we usually provide advertising services under long term contracts. We may acquire or make investments in complementary software or Internet-related businesses, including equity investments in companies that might use a portion of the proceeds from our investment to retain our Internet advertising and marketing services to promote their products and services.

     During 1999,  we commenced  Internet  revenue  sharing  programs with seven other companies, under which we are to receive a portion of such other companies' sales originating from our websites ranging from 3% to 50%. Our revenues derived from revenue sharing programs during 1999 have been inconsequential.

SOFTWARE DEVELOPMENT AND PRODUCT EXPENSES

     Software development and product costs increased $133,859 or 15% from $919,895 during 1998 to $1,053,754 during 1999, due to our expansion during 1999. We increased our head count from 18 employees on January 1, 1998 to 20 employees on December 31, 1999.

SALES AND MARKETING EXPENSES

     Our sales and marketing expenses increased by $2,025,793 or 548% from $369,336 during 1998 to $2,395,129 during 1999. Internet advertising expenses were incurred in 1999 to expand and promote our software products and increase traffic to our websites. Total advertising expenses incurred in 1998 totaled $28,542 for retail software sales. Total Internet advertising expenses incurred in 1998 were $367,796, and increased by $1,545,399 or 420% to $1,913,195 in
1999. These expenses were incurred in order to support increased Internet advertising revenues.

GENERAL AND ADMINISTRATIVE EXPENSES

     General and administrative expenses increased $232,636 or 57% from $409,071 during 1998 to $641,707 in 1999, largely due to increases in Internet communications-related expenses and salaries and wages. We believe that legal and professional fees, salaries and wages, and general office expenses will increase significantly to provide for infrastructure necessary to administer a growing public company.


     Between July 1, 1999 and December 31, 1999, we granted stock options to employees and non-employees which currently have an exercise price of $4.78 per share in the case of options granted to non-employees and $5.63 per share in the case of options granted to employees. The board of directors has determined that the fair value of our common stock with respect to 1999 option grants was $5.63 per share based on our offering price of $6.25 per share, less a customary ten percent de minimus discount, which we believe is proper because the shares issuable upon exercise of the options are "restricted securities" under the Securities Act and may, in fact, never become registered or otherwise freely tradeable. In addition, at the time of grant, there was, and upon the effectiveness of our registration statement, there still will be, no assurance that a public market for the shares will ever develop. The stock options granted to employees are intended to be incentive stock options qualified under Section 422 of the Internal Revenue Code. These options vest over a period of ten years from the date of grant and have an exercise price of $5.63, which is the fair value of our common stock at the time of grant. The stock options granted to directors and to all other non-employees are non-qualified stock options which vest over a period of five years from the date of grant and have an exercise price of no less than 85% of the $5.63 fair value at the time of grant, or $4.78. In no case may we grant any stock options that have an exercise price of less than 85% of fair value.


We record compensation expense for options granted to employees if the exercise price is less than the fair value of the underlying common stock. Because options issued to employees were granted at the estimated fair value, no compensation relating to these options was charged to operations in 1999. Options issued to non-employees are valued based on the "Black Scholes"
                                       19
valuation model that considers volatility, among other factors. Accordingly, we recorded approximately $128,751 of compensation expense during 1999. We will record future compensation expense of approximately $1,156,665 related to these stock options evenly over the remaining average vesting period as of December 31, 1999 of approximately 4.75 years.

OTHER INCOME AND EXPENSES

     Other income and expenses include settlement gains from disputes with a former customer. We also received interest income on our interest bearing cash accounts.

THREE MONTHS ENDED MARCH 31, 1999 COMPARED TO THREE MONTHS ENDED MARCH 31, 2000.


REVENUES


     Our revenues increased $1,365,058 or 241% from $566,060 during the three months ended March 31, 1999 to $1,931,118 during the comparable period in 2000, primarily due to the increase of $1,406,688 or 671% in our Internet advertising and marketing revenues to $1,616,440 from $209,752 in the comparable period in 1999. This increase more than offset a decline in our revenues that were recognized from software licensing of $41,630 or 12% from $356,308 during the three months ended March 31, 1999 to $314,678 during the comparable period in 2000. Software license revenues were derived from a license agreement with Pointe Control in Asia during the three-month periods ended March 31, 1999 and March 31, 2000 using the percentage of completion method. We had no domestic revenues from software licensing during the three- month periods ended March 31, 1999 or March 31, 2000.

    We are currently negotiating with Sourcenext Corporation, a Japanese affiliate of Pointe Control, to enter into a distribution agreement that would provide for terms similar to those under the Pointe Control agreement, including a stream of revenue that is similar to the revenue generated from Pointe Control. Although we believe it is likely that we will enter into such an agreement with Sourcenext, there is no assurance that we will be able to do so. Revenues generated from such an agreement with Sourcenext would be calculated using the percentage of completion method. In the absence of an agreement with Sourcenext, once we no longer have any significant obligations under the Pointe Control agreement, which we expect to be in June 2000, we are considering using all or a significant portion of our resources that have historically been used to fulfill our obligations to Pointe Control in an attempt to increase the effectiveness of our Internet advertising and marketing business model. To this end, such resources would be used to design or modify Internet-related programs in order to help increase the number of users of our websites. We expect that any revenues resulting from this use of our resources will be in the form of additional Internet advertising and marketing revenues, and would be accounted for in the same manner as all of our Internet advertising and marketing revenues.

   Our revenues derived from Internet revenue sharing programs during the three months ended March 31, 2000 have been inconsequential.

SOFTWARE DEVELOPMENT AND PRODUCT EXPENSES


     Software development and product costs increased $130,484 or 65% from $200,156 during the three months ended March 31, 1999 to $330,640 in the comparable period in 2000, due to our expansion during the three-month period ended March 31, 2000, including an increase in employees as compared to this prior year period. We expect our web development activities to continue to increase significantly as we increase our emphasis on generating Internet advertising and marketing revenues.


SALES AND MARKETING EXPENSES

    Our sales and marketing expenses increased by $1,011,188 or 395% from $256,233 during the three months ended March 31, 1999 to $1,267,421 during the comparable period in 2000. Internet advertising expenses incurred in the 1999 period were $214,801, and increased by $874,660 or 407% to $1,089,461 in the 2000 period, primarily in order to generate traffic to our websites to support increased Internet advertising and marketing revenues.


GENERAL AND ADMINISTRATIVE EXPENSES


     General and administrative expenses increased $126,102 or 117% from $107,665 during the three months ended March 31, 1999 to $233,767 in the comparable period of 2000, largely due to increases in Internet communications-related expenses and salaries and wages. We believe that legal and professional fees, salaries and wages, and general office expenses, will increase significantly to provide for infrastructure necessary to administer a growing public company.

FUTURE PROFITABILITY

     As we continue to increase our emphasis on Internet advertising and marketing revenue and focus on significantly increasing the flow of traffic to our websites, we may experience operating losses as we develop, produce and distribute additional products and services, de- emphasize other products and services and continue to develop our business. As a result, we may not be able to maintain our historical profitability.

LIQUIDITY AND CAPITAL RESOURCES.

     During the periods reported, we generated sufficient cash flows from operations to support our business. During 1998 and 1999, we generated cash flows from operations of $103,184 and $926,043, respectively. Increases in accounts receivable required the use of additional operating cash flows in 1998 and 1999.

     At March 31, 2000, we had cash and cash equivalents of $337,300 and working capital of $489,374. We intend to continue to utilize our resources in 2000 for software development, developing, marketing and advertising our Internet presence, to finance the higher level of accounts receivable necessary to support our anticipated increase in revenues, and for capital expenditures, including the purchase of computer equipment and software. However, our working capital requirements may change depending upon numerous factors, including, among others, the need to expand our website traffic through free software downloads and Internet advertising. We believe that our existing cash and cash equivalents and cash generated from operations, if any, should be sufficient to meet our currently anticipated liquidity and capital expenditure requirements for at least the next twelve months. There can be no assurance, however, that we will be successful in attaining our revenue goals, nor that attaining such goals will have the desired effect on our cash resources. We have no long-term debt; however, we believe that credit facilities may be available to us.


     We may be required to raise additional funds after this offering, especially if we only sell the minimum number of shares and, as a result, do not have the proceeds necessary to implement our business plans to the extent we most desire. There can be no assurance that additional financing will be available when needed or that if available, such financing will include terms favorable to us or our stockholders. If such financing is not available when required or is not available on acceptable terms, we may be unable to develop or enhance our services, take advantage of business opportunities or respond to competitive pressures, any of which could have a material adverse effect on our business, financial condition and results of operations.


     In 1999, MediaRing, Inc., an Internet advertising and marketing client, accounted for 10% of our total revenue and 18% of our Internet advertising and marketing revenue. MediaRing did not account for any of our revenue in the first three months of 2000 because it began to be more economically beneficial for us to enter into agreements with other advertisers instead. During the first three months of 2000, another company, CoolSavings, accounted for 25% of our total revenue and 30% of our Internet advertising revenue. If one or more of our large customers ceases operations or otherwise abruptly ceases or reduce their business with us, our results of operations, cash flows and liquidity could be adversely affected.


     We are dependent on products and services provided by a variety of Internet suppliers, most of which have month-to month agreements with us. For the year ended December 31, 1999, four advertising vendors, BURST! Media, Adauction.com, Adsmart and Flycast, accounted for 29%, 19%, 19% and 12%, respectively, of our total Internet media purchases. For the three months ended March 31, 2000, three advertising vendors, Adsmart, Adauction.com and BURST! Media accounted for 35%, 21% and 15%, respectively, of our total Internet media purchases. Additionally, many of these suppliers have reported significant financial losses and may not continue operations in the long term. Although we have established redundant relationships with our suppliers in order to mitigate our exposure, the unavailability of adequate advertising space through the termination of our agreements with suppliers or the significant increase in the cost of supplies would likely hinder our ability to attract users to our websites and as a result, would have an adverse effect on our results of operations, cash flow and liquidity.


     Our agreement with Pointe Control provides for bonus payments of $400,000 for several of the our software products if any of such products' sales reach "top product" status. "Top product" status is based on sales totals as determined by a weekly Japanese online industry report set forth in the agreement. Under the Pointe Control agreement, a product receives two points for being in the top ten on the industry report's best sellers list, and one point for being ranked eleven through twenty on this list. Once a product has accumulated 18 points, it has achieved "top product" status. The maximum possible bonus under the Pointe Control agreement is $2,000,000. It is very unlikely that any "top product"bonus amounts will be received or recognized as revenues under the Pointe Control agreement and as a result, we do not expect bonuses under the Pointe Control agreement to be a significant component of future earnings.


     In the year ended December 31, 1999, 42% of our total revenue was a result of our agreement with Pointe Control. In the three months ended March 31, 2000, 16% of our total revenue was a result of our agreement with Pointe Control. The agreement expires in October 2000 and, while we still have obligations under this agreement and Pointe Control retains licensing, trademark and other rights relating to distributing our products in Japan during the term, we do not expect any further payments from Pointe Control. We believe that our costs associated with meeting these obligations will correspond with the amount of revenue that we have not yet recognized under the agreement using the percentage of completion method of revenue recognition. We expect to fund any additional costs from our working capital. We are currently negotiating with Sourcenext, a Japanese affiliate of Pointe Control, to enter into a new distribution agreement with terms similar to that of our agreement with Pointe Control, which would replace our agreement with Pointe Control and provide a two-year stream of revenue similar to that under the Pointe Control agreement. Although we believe that it is likely that we will enter into such an agreement, there is no assurance that we will do so. Failure to enter into such an agreement could have a materially adverse effect on our results of operations, cash flows and liquidity, especially in the next two to six months during which time we would transition our personnel and other resources that are currently dedicated to fulfilling our obligations under the Pointe Control agreement to projects relating to increasing our Internet advertising and marketing revenues.

FOREIGN CURRENCY TRANSACTIONS

     Our revenues from Asia are denominated in U.S. dollars. Accordingly, we do not incur transaction gains and losses related to foreign currencies.

INCOME TAXES AND S-CORPORATION DISTRIBUTION

     During the periods presented, we were not subject to federal and state income taxes since we elected to be taxed as an S-Corporation. Accordingly, we reported income on our stockholders' personal income tax return. Immediately prior to the initial closing of this offering, we will begin to be a taxed as a separate legal entity. The minimum regular federal income tax rate is currently 34%. At present, the State of Washington does not impose income taxes on corporations but does impose a business and occupation tax on corporations conducting business in the State of Washington.

     The consolidated statements of operations for the years ended December 31, 1998 and 1999 included in the financial statements included in this prospectus include pro forma net income, and basic and dilutive earnings per share, assuming we were taxed as a C-Corporation at the 34% federal income tax rate at the beginning of such reporting periods. We anticipate that immediately prior to the first closing of this offering, we will make a distribution to our existing stockholders equal to the amount that our total stockholders' equity exceeds $578,750 on the date of such distribution.

CONSULTING AGREEMENT

     As of July 1999, we entered into a consulting agreement with Millennium Capital Quest relating to services consisting of advise on various alternatives in raising capital, public relations and marketing, and advice regarding corporate structuring and management structuring. We paid a total of $37,500 to Millennium and granted to Millenium an option to purchase 34,300 shares of our common stock that currently has an exercise price of $4.78 per share. The consulting agreement was terminated in May 2000, and under the terms of the termination agreement, Millennium will receive no additional payments, remuneration or reimbursements. Neither Millennium nor any affiliate of Millennium is participating in this offering.


SEASONALITY

     The computer software and Internet advertising and marketing markets are characterized by significant seasonal swings in demand, with the strongest demand for both occurring in the fourth quarter of each year. We expect our net sales and operating results to continue to be affected by these fluctuations. We expect that our results of operations from Internet advertising and marketing operations will be an inverse function of these fluctuations, because we increase our advertising expenditures when the advertising rates, in general, are lower. Our revenues may also experience substantial variations as a result of a number of factors, such as consumer and business preferences and introduction of competing products by competitors, as well as limited time promotional pricing and other offers. There can be no assurance that we will achieve consistent growth or profitability on a quarterly or annual basis.

INFLATION

     We believe that inflation has generally not had a material impact on our operations.

                             BUSINESS

OVERVIEW

     We are a provider of online direct marketing services, advertising solutions and proprietary software. We combine Internet-based direct marketing and advertising services with programs that reward consumers with free software when they use our designated homepage as their Internet browser's starting page. These online programs are intended to provide flexible, marketing solutions for our Internet advertising and marketing clients. Our payment structure, in which our Internet advertising and marketing clients are only charged when our website visitors execute specific predefined actions, provides these clients with a known cost to achieve the desired response to their advertising campaigns. We intend to leverage our developing homepage subscriber base and our targeting capabilities to offer our clients customized, targeted advertising solutions designed to improve advertisement response rates and reduce their cost of acquiring new customers.


     We were initially incorporated in 1987 as Ballard Synergy Corporation, a Nevada corporation, and merged with a Washington corporation in 1995 and changed our name to Acceleration Software International Corporation in 1996. In November 1999, we formed eAcceleration, a Delaware corporation, which is the parent company of Acceleration Software. Prior to the first closing under this offering, we plan to merge Acceleration Software International Corporation into eAcceleration and remain a Delaware corporation.

     We initially provided crisis intervention computer software programming services in the Silicon Valley region of California. We became a leading provider of SCSI software services and developed a library of SCSI software solutions that we sold to the Microelectronics Products Division of NCR Corporation in 1992. After relocating to Kitsap County, Washington, in the Puget Sound area, in 1992, we developed d-Time, a software product that accelerated the performance of CD-ROM drives, which by 1995 became a top 100 software title in the U.S., according to PC Data, and a top 20 software title in Japan. As the need for CD-ROM performance acceleration declined in light of the rapid increase in CD-ROM drive speed, we developed Superfassst, a hard drive performance acceleration product. As the Internet revolution developed, we developed Webcelerator, a software product which accelerates the performance of web browsers. We have also developed several additional software products.

     In 1996, we also began developing our Internet business model, under which we provide our software products, as well as third party products, free on our websites to visitors who agree to use one of our websites, homepageware.com, as their Internet browser's starting page. This generates significant traffic to our homepageware websites, allowing us to sell pay-for-performance Internet advertising to Internet advertising and marketing clients. We allow our Internet advertising and marketing clients to cancel their Internet advertising programs within a two-week trial period at no cost. Historically, over 70% of our Internet advertising and marketing clients renew advertising commitments to us, and less than 20% of our Internet advertising and marketing clients cancel their Internet advertising programs within the two-week free trial period.

     Since February 1999, our Internet business model has generated profitable operations while we experienced a significant increase in unique website visitors. The number of "unique website visitors" in a month is a measure of how many individuals visit a particular website within the month. If an individual visits the website more than once during a month, he or she only counts as one unique visitor during that month. The number of our total domestic and international unique website visitors and our ranking among all web properties on the Internet between February 1999 and August 1999, according to PC Data Online, were as follows:


        Month           Number of unique visitors       Ranking
        -----           -------------------------       -------

        February                828,000                   286

        March                 1,084,000                   210

        April                 1,970,000                    98

        May                   1,947,000                    89

        June                  2,313,000                    63

        July                  3,416,000                    42

        August                4,181,000                    54


Comparable information for the months following August 1999 is not available.

INDUSTRY BACKGROUND

     GROWTH OF THE INTERNET AND ONLINE COMMERCE

     Over the past several years, the Internet has emerged as a powerful and efficient new medium, enabling people worldwide to exchange information, communicate and conduct business electronically. The number of people using the Internet continues to expand rapidly.

     Businesses have recognized the online commerce opportunity and are increasingly using the Internet to sell and distribute products and services. As online commerce and the number of people using the Internet grow, advertisers and direct marketers are increasingly using the Internet to locate customers, advertise products or services and facilitate transactions. The eAdvertising Report estimates that approximately $1.5 billion was spent by U.S. companies on Internet advertising worldwide in 1998, and this amount is expected to grow to approximately $2.6 billion by the end of 1999 and to approximately $8.9 billion in 2002. According to the eAdvertising Report, Internet advertising spending will account for approximately 1.2% of the total advertising spending in 1999 and this amount is predicted to grow to 3.4% in 2002.

     The usage of the Internet for services such as those we offer will depend in significant part on continued rapid growth in the number of households and commercial, educational and government institutions with access to the Internet, in the level of usage by individuals and in the number and quality of products and services designed for use on the Internet. Because usage of the Internet as a source for information, products and services is a relatively recent phenomenon, it is difficult to predict whether the number of users drawn to the Internet will continue to increase and whether any significant market for usage of the Internet for such purposes will continue to develop and expand. There can be no assurance that Internet usage patterns will not decline as the novelty of the medium recedes or that the quality of products and services offered online will improve sufficiently to continue to support user interest. Failure of the Internet to stimulate user interest and be accessible to a broad audience at moderate costs would jeopardize the markets for our services.

     Moreover, issues regarding the stability of the Internet's infrastructure remain unresolved. The rapid rise in the number of Internet users and increased transmission of audio, video, graphical and other multimedia content over the Internet has placed increasing strains on the Internet's communications and transmission infrastructures. Continuation of such trends could lead to significant deterioration in transmission speeds and reliability of the Internet and could reduce the usage of the Internet by businesses and individuals.

     In addition, to the extent that the Internet continues to experience significant growth in the number of users and level of use without corresponding increases and improvements in the Internet infrastructure, there can be no assurance that the Internet will be able to support the demands placed upon it by such continued growth. Any failure of the Internet to support such increasing number of users due to inadequate infrastructure or otherwise would seriously limit the development of the Internet as a viable source of interactive content and services, which could materially and adversely affect the acceptance of our services, which would, in turn, materially and adversely affect our business, financial condition and results of operations.

DIRECT MARKETING

     Advertising expenditures can be broadly categorized as either brand advertising or direct marketing. Brand advertising is intended to generate brand name awareness and create a specific image for a particular company, product or service. Direct marketing involves any direct communication to a consumer intended to generate a specific response or action, generally the purchase of a product or service. The Direct Marketing Association estimates total direct marketing expenditures in the United States at $162.7 billion. By the year 2003, it expects that this figure will exceed $221 billion.

TRADITIONAL DIRECT MARKETING

     Traditional direct marketing media include direct mail, telemarketing and newspaper, magazine, radio and television advertisements. Although traditional direct marketing is effective and widely used, it presents a number of challenges for marketers and consumers alike. Traditional direct marketers generally lack specific and timely information on a particular consumer's immediate interests. As a result, marketers spend considerable resources on communications most consumers don't want or need. Given the costs associated with traditional direct marketing, which include telecommunications, postage, printing, assembly, labor and facilities, we believe the often low response rates make the process inefficient.

ONLINE DIRECT MARKETING

     Online direct marketing media include banner advertisements, targeted email solicitations and website sponsorships. We believe online direct marketing is more attractive than traditional direct marketing because it requires lower production costs and provides easier and faster customer response features. In addition, online direct marketing allows marketers to easily:

     -     develop one-to-one relationships with consumers;

     -     collect data and feedback on marketing campaigns; and

     -     customize marketing campaigns to broad audiences or specific groups.

     Even with these advantages, direct marketers face challenges in realizing the full potential of the Internet as a marketing medium. With millions of websites, only a fraction of which have significant audiences, it is difficult for marketers to decide where to spend their marketing dollars. Even leading brand name marketers who build their own websites must find ways to attract a sizeable audience of visitors. In addition, technological hurdles may impede conventional direct marketers from successfully extending their activities to the Internet. In order to participate in most online marketing efforts, marketers must build and maintain websites as well as incorporate order- taking capabilities and develop systems to integrate online ordering with their traditional databases.

     We believe marketers desire a solution that benefits from the effectiveness
of  direct  marketing  while   overcoming  the  challenges   presented  by  both
traditional and online marketing methods,

THE EACCELERATION SOLUTION

     We act as an intermediary between consumers and marketers, through which consumers seeking to try new software products are presented with a collection of free software in exchange for such consumers using our designated homepage as their Internet browser's starting page. Online marketers seeking an audience of potential customers advertise on this homepage and on our other websites. We offer a consumer-directed process in which consumers select only those products of immediate interest to them. In turn, advertisers pay only for performance in the form of clickthroughs, downloads, email addresses, signups or other objectives. We believe that our solution creates a highly effective method of direct marketing in terms of cost, targeting, efficiency and consumer satisfaction.

STRATEGY

     Our objective is to attain a leading position in the global online direct marketing and incentives-based advertising market, while maintaining historical profit margins. Based on the estimate of the total revenues in the global online direct marketing and advertising market of $3.4 billion for 1999, according to the eAdvertising Report, and our Internet advertising and marketing revenues of approximately $2.0 million over the six-month period ended December 31, 1999, we believe that we have achieved a market share of over one tenth of one percent of aggregate worldwide Internet advertising revenues. Based on industry reports such as the eAdvertising Report, we believe that the overall total amount of money spent on Internet advertising will increase in the future.

     We intend to use a portion of the proceeds of this offering to establish an aggressive advertising and marketing program, which we expect to result in an increase in our Internet advertising market share. Based on our current success with limited resources, and the anticipated implementation of our intended marketing plan with significantly increased resources, we hope that our market share will increase to up to one percent over the next several years; however, no assurance can be given in this regard and if we fail to successfully implement our business strategy, our business will suffer.

     The Internet has not existed long enough as a marketing medium to demonstrate its effectiveness relative to traditional marketing methods. Marketers that have historically relied on traditional marketing methods may be reluctant or slow to adopt Internet marketing. Many marketers have limited or no experience using the Internet as a marketing medium. In addition, marketers that have invested substantial resources in traditional methods of marketing may be reluctant to reallocate these resources to Internet marketing

     We intend to achieve our objective through the following key strategies, which we expect to implement over the next three to twelve months:

     INCREASE SIZE OF SUBSCRIBER BASE

     We intend to continue to expand our subscriber base through subscriber acquisition activities such as co-registration programs, co-marketing programs and advertising on third-party Internet sites. We also plan to initiate a public relations campaign, in order to, among other things, attract new subscribers. In addition, we intend to explore international opportunities, including potential strategic alliances, in order to continue to expand our subscriber base.

     INCREASE NUMBER OF ADVERTISING AND MARKETING CLIENTS

     We are seeking to broaden our advertising and marketing client base by increasing our direct and indirect sales and marketing efforts. We may increase the size of our direct sales force. In addition, we are seeking to take advantage of existing distribution channels, such as advertising networks, to expand the number of advertisers using our homepage marketing system.

     INCREASE TRAFFIC AND TRANSACTIONS

     Our strategy of rapidly increasing consumer traffic to our website is focused on both new and repeat visitors. New visits are expected to be driven primarily by our online advertising programs, enhanced software offerings, and word-of-mouth referrals.

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

     EXPAND OFFERS

     The number and quality of offers on our site are critical to our ability to attract visitors and increase revenues from our marketer client base. We believe we have a significant competitive advantage in attracting additional marketer clients due to the large number of consumers visiting our websites and our popular software offerings, including Internet-related software. We expect to implement content expansion through a combination of internal sales efforts, partnerships and acquisitions.

     CONTINUE TO DEVELOP AND USE TECHNOLOGY TO ENHANCE WEBSITE CAPABILITIES AND VISITS

     We have designed and implemented proprietary systems that enable us to ensure that users of our free software also use our homepage as their Internet browser's starting page. We regularly update our websites to encourage consumers to frequently revisit. As part of our effort to promote repeat visits, we continue to develop features that will make our visitors' homepage experience faster, easier and more personalized. We have spent approximately $900,000 and $1,017,000 on research and development during 1998 and 1999, respectively.

     ACQUISITIONS

     We intend to explore possible acquisitions of and investments in complimentary software or Internet-related businesses, including equity investments in companies that may, in turn, use a portion of the proceeds from our investment to retain our Internet advertising and marketing services to promote their products and services. We expect that any such acquisition or investment would be funded from our working capital. We have no specific plans, arrangements, understandings or commitments with respect to any such acquisition or investment at the present time, and it is uncertain as to when or if any such acquisition or investment will be made. We are not currently involved in any discussions or negotiations relating to any material acquisition or investment.


     Any such future acquisitions would be accompanied by the risk of ineffectively assimilating the personnel of the acquired companies with our personnel and the potential impairment of relationships with our employees and customers as a result of any integration of new management personnel. Any future acquisitions could also be accompanied by problems with ineffectively assimilating the operations of the acquired company with our operations, due in part to the small size and relative inexperience of our management team in such matters. As a result, future acquisitions could disrupt our ongoing business and cause our management team to divert its efforts and our resources from our existing businesses, sites and technologies. Our management team may also be unable to maximize our financial and strategic position through the successful incorporation of the acquired technology into our products and services while maintaining uniform standards, controls, procedures and policies. Finally, if we decide to issue shares of common stock or securities convertible into such shares in connection with an investment or acquisition, this would dilute the percentage ownership of our common stock held by our stockholders.

SALES AND MARKETING

     Our primary sales strategy is to sell our services directly to advertisers, direct marketers, advertising agencies and other advertising-supported software companies. We currently sell our services directly to clients in the United States utilizing five employees located at our principal office. Our sales force is dedicated to establishing and maintaining relationships with advertising and marketing clients. Our sales force uses industry directories, personal contacts, industry knowledge and Internet search engines to seek likely sales prospects. We also receive sales leads from advertising agencies that have recommended us to clients.

     ADVERTISING AND MARKETING CLIENT BENEFITS:

     - Cost-per-action payment structure. We provide a cost-per-action marketing solution, in which our clients are only charged when pre-defined actions specified by our clients are generated, such as downloads, click-throughs, registrations or similar user actions. In contrast, with the commonly used cost-per-thousand impression banner advertising, advertisers typically pay for a number of impressions on websites, regardless of whether consumers click on, or take any action in response to, the banner advertisement. Our cost- per-action solution provides our clients with a known cost per yield for each advertising and marketing campaign and a measurable cost of acquiring new customers.


     - Intended targeting capability. We intend to leverage our subscriber base to provide customized, targeted campaigns for our clients. This targeting capability is expected to enable our clients to focus on specific demographic segments or groups than exhibit desirable online behavioral patterns. We believe that by focusing on a specific target audience, our clients should increase response rates and reduce their customer acquisition costs.

     SUBSCRIBER BENEFITS:

     - FREE SOFTWARE. Our subscribers have the opportunity to obtain high quality software that facilitates faster Internet or hard drive performance, download management assistance, computer games and allows the creation and playback of MP3 files, which are audio "recordings" with high quality sound, small, compressed files, at low or no price to users.


     - SUBSCRIBER CHOICE. Subscribers may choose to respond only to advertising and marketing that interests them and provides a reward to induce their participation.

     - NEWSLETTERS. Subscribers may elect to receive newsletters relating to, among other things, finance, sports and other information.

PRODUCTS AND SERVICES

     SOFTWARE PRODUCTS

     We currently publish the following software products, among others:

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


     WEBCELERATOR is, based on our tracking, one of the most popular World Wide Web browser performance acceleration software products, with over two million copies having been installed. This product enhances the speed of users' browsing by both remembering where users have browsed and anticipating where they will browse. It operates on the Windows 95, Windows 98, and Windows NT operating systems. We have applied for a patent with respect to this product.

     SUPERFASSST increases the speed of computers' performance in several respects, including starting computer applications and accessing folders. It operates on the Windows 95 and Windows 98 operating systems. We have been issued two patents and one additional patent with respect to this product has been allowed but not yet issued.

     MP3CREATOR allows users to play and facilitates the creation of MP3 format files. It operates on the Windows 95, Windows 98, and MacIntosh operating systems.

     INTERNET OPTIMIZER adjusts network message transfer settings to facilitate optimal network configuration. It operates on the Windows 95 and Windows 98 operating systems.

     NET BUTLER manages network downloads and uploads. It operates on the Windows 95, Windows 98, and Windows NT operating systems.

     Z.E.U.S. provides an easy-to-use interface for making and extracting zip files, and also facilitates the creation of self-extracting archives. It operates on the Windows 95, Windows 98, and Windows NT operating systems.

     D-TIME speeds the performance of CD-ROM drives. First introduced in 1994, it was our first retail computer software application product. It operates on the Windows 95, Windows 98, and MacIntosh operating systems.

     PHANTOM CD allows users to make a virtual copy of CD-ROMs onto their hard drive, which enables users to eliminate the need for the CD-ROM and increases performance speed. It operates on the Windows 95 and Windows 98 operating systems, and we expect that it will operate on the Windows NT operating system shortly.

     Each of the above products is offered as free homepageware, such that all users are required to adopt our homepage as their Internet browser's starting page. We also provide third party software, including online games and entertainment software, as homepageware. This free homepageware generates traffic to our websites, enabling us to generate Internet advertising revenue from our websites. Several of our products are licensed to Pointe Control, an Asian distributor. We ceased licensing these products domestically in 1998, and we currently do not plan to license these products domestically or in any other English-speaking country where our software is available for free, other than directly to end users.

     From time to time we or our competitors may announce new products, capabilities or technologies that have the potential to replace or shorten the life cycles of our existing software

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

products. Such announcements of currently planned or other new products may cause a number of customers to defer purchasing our existing products or deter them from downloading our free s oftware from our websites.

     We expect to introduce new and expanded products and services in order to generate additional revenues, attract more businesses, advertisers, subscribers and consumers and respond to competition. We also may in the future offer expanded services facilitating the purchase of goods by consumers from our business customers or others. There can be no assurance that we will be able to offer new products or services in a cost-effective or timely manner, that any such efforts would be successful or that the mix of such products or services will be profitable. Furthermore, any new service that we launch that is not favorably received by consumers could damage our reputation. Expansion of our services in this manner would also require significant additional expenses and development and may strain our management, financial and operational resources. Our inability to generate revenues from such expanded services sufficient to offset their cost could have a material adverse effect on our business, financial condition and results of operations

     Software products as complex as those that we license or offer for free on our websites may contain undetected errors or failures when first introduced or as new versions are released. Despite testing internally or by current or potential customers, errors may be found in new products after commencement of commercial delivery or after we have allowed users to download them from our websites. As a result of such defective products and any delays involved in correcting the defects, we could experience a loss of or delay in market acceptance.

     WEBSITES

     We currently operate numerous websites, the principal ones including the following:

     HOMEPAGEWARE.COM and several mirror websites appear as the starting page for the Internet browser of users of our homepageware software. We estimate that over four million total domestic and international unique users visited our homepageware.com, webcelerator.com and mirror websites in August 1999, according to data provided by PC Data Online, a web measuring service. Comparable information is not yet available for months following August 1999.

     WEBCELERATOR.COM and several mirror websites provide our homepageware free to users. We attempt to drive traffic to these websites through Internet advertising and promotion.

     CLICKSALES.COM, DOWNLOADSALES.COM, and SIGNUPSALES.COM provide information to online media buyers with respect to our pay-for-performance Internet advertising programs. These programs typically include a two-week test period for new customers, who have the right to cancel the program without cost during such period if they are not satisfied with the program's results.

     FREEBRANDING.COM, a newly launched website, provides an affiliate program to other websites under which we generally share equally the starting pages of new homepageware users provided by such other websites. We have a patent pending with respect to technology used in connection with this website.

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

     We sell performance-based advertising on our homepageware.com, webcelerator.com and mirror websites, which sales we generate from our
clicksales.com, downloadsales.com and signupsales.com websites. We have historically experienced a relatively high rate of monthly renewals, and a relatively low rate of cancellations of our Internet advertising programs.

     NEWSLETTERS

     We currently disseminate by email several free newsletters relating to topics such as initial public offerings, sports, online shopping and free software to an aggregate of approximately 400,000 subscribers. One of these newsletter is the IPO GroundFloor Newsletter, a newsletter that we own and publish that focuses on providing information to subscribers relating to initial public offerings in which individual retail investors may be able to purchase shares. We attempt to generate subscribers for these newsletters, as well as third party newsletters, by promoting them on our websites. We do not currently derive any material revenues from our newsletters, including the IPO GroundFloor Newsletter.


     POTENTIAL OWNERSHIP OF A BROKER-DEALER

     Since  the  initial  distribution  of this  prospectus,  we  have  received numerous inquiries about this offering and methods of conducting direct participation public offerings. We are preliminarily considering forming a broker-dealer subsidiary, following the completion of this offering, that would assist other companies in raising capital through direct participation offerings. We could use this broker-dealer as a way to make equity or other investments in companies whose businesses are complementary to ours, or who would, in turn, use our Internet marketing services. This could be a way to supplement our revenues. We believe this would be a logical extension of our current business strategy because we could use our Internet advertising and marketing expertise to promote our broker- dealer clients' offerings. We have not entered into any agreements relating to any such enterprise nor do we have current plans to do so, and we do not know if we will ever do so in the future.


     In the event that we form a broker-dealer subsidiary, it may negatively affect our business and financial condition, as a whole. We would become subject to significant additional regulations by the SEC, the NASD and other regulatory bodies and will be responsible for significantly increased filing and reporting obligations on both the federal and state levels as well as significant capital maintenance requirements that could effect our operations. We also would become subject to the increased possibility of liability, particularly if this proposed subsidiary acts as an underwriter in public offerings. Additionally, if we enter into this new business, substantial amounts of management and financial resources would likely be diverted from the rest of our historical business which could also negatively affect our business and financial condition as a whole.

CUSTOMERS

     Our advertising and marketing clients pay us commissions each time a member takes an action defined by our clients in response to an online advertising or promotion. We have approximately 75 current Internet advertising and marketing clients. Our five largest Internet advertising and marketing clients accounted for 34% of our Internet advertising and marketing revenues in 1999 and 62% in the first quarter of 2000. In 1998, two software customers, Pointe Control, a Japanese distributor, and Syncronys Softcorp, a domestic distributor, accounted for 85% and 14%, respectively, of our revenue. In 1999, Pointe Control accounted for 42% of our total revenue and we did no business with Syncronys Softcorp. In the first quarter of 2000, Pointe Control accounted for 16% of our total revenue. Our agreement with Syncronys is no longer in effect and we will likely receive no further payments under our agreement with Pointe Control.


     In 1999, MediaRing, Inc., an Internet advertising and marketing client, accounted for 10% of our total revenue and 18% of our Internet advertising and marketing revenue. MediaRing did not account for any of our revenue in the first three months of 2000 because it began to be more economically beneficial for us to enter into agreements with other advertisers instead. During the first three months of 2000, another company, CoolSavings, accounted for 25% of our total revenue and 30% of our Internet advertising revenue. If one or more of our other large customers ceases operations or otherwise abruptly ceases or reduces their business with us, our results of operations, cash flows and financial condition could be adversely affected.


     All of our software products that are distributed in Japan must be "localized", that is, modified to meet the needs of non-English speaking users, including all of the changes necessary to meet functionality requirements while becoming more culturally acceptable to the users. As we develop new software or possibly distribute software to additional regions in the future, the costs associated with localization could increase. Additionally, we cannot guarantee that the localization of our software, which is currently effectuated for Japanese users by us and Sourcenext, will be acceptable to such users.

     FOREIGN OPERATIONS

     As of March 31, 2000, substantially all of our foreign revenues were derived from our agreement with Pointe Control, relating to the distribution by Pointe Control of some of our software products in Japan. Under this distribution agreement, which was designed to be a flexible agreement that allows the parties to adapt to the evolving software market, Pointe Control is the distributor of the software listed in the most recent amendment to the agreement products developed by us and localized into Japanese versions by us and Sourcenext. Under the terms of the agreement, so long as Pointe Control complies with minimum performance requirements set forth in the agreement, it retains exclusive rights to distribute localized versions of the software during the term in Japan.

     Our revenues from non-U.S. Internet advertising and marketing clients have historically been a very small percentage of our Internet advertising and marketing revenues. These revenues have been growing in recent months. We typically demand payment in advance from non-U.S. Internet advertising and marketing clients.

SUPPLIERS

     We are dependent on products and services provided by a variety of Internet suppliers, most of which have month-to-month agreements with us. For the year ended December 31, 1999, four advertising vendors, BURST! Media, Adauction.com, Adsmart and Flycast, accounted for 29%, 19%,

19% and 12%, respectively, of our total Internet media purchases. For the three months ended March 31, 2000, three advertising vendors, Adsmart, Adauction.com and BURST! Media accounted for 35%, 21% and 15%, respectively, of our total Internet media purchases. Additionally, many of these suppliers have reported significant financial losses and may not continue operations in the long term. Although we have established redundant relationships with our suppliers in order to mitigate our exposure, the unavailability of adequate supplies could adversely affect us.


TECHNOLOGY AND INFRASTRUCTURE

     We  have   developed  an   expandable,   secure  and  reliable   technology
infrastructure to support our online direct marketing programs. One of the principal elements of our proprietary technology is our ability to ensure that our free software customers use our homepage as their Internet browser's starting page.

     EXPANDABILITY AND RELIABILITY

     Our technology is designed to support up to approximately 50 million visitors per month. To date we have demonstrated that our architecture is capable of rapid expansion as our total amount of domestic and international visitors-per-month have increased from approximately 2.5 million in February 1999 to over four million in April 2000 based on information supplied by PC Data Online. Although we believe our systems can currently accommodate approximately 50 million visitors monthly, our websites could encounter a variety of systems problems, especially if the number of our users-per-month continues to expand significantly, including failure of one or more of our three Internet service providers, hardware failures or failure of software applications. If these problems occurred during a weekend, detection and correction could be delayed. Such problems could have a material adverse effect on our business.


     Our software system architecture uses industry standard technologies to maximize reliability. We use Secure Socket Layer for secure transactions, Oracle databases, the UNIX operating system and the Apache web server within our infrastructure. All of these platforms have demonstrated a high degree of reliability. We back up our Oracle databases and other information on a regular basis.

     Our network servers are housed separately at three separate geographic locations. We believe that each data center provides redundant network connections, redundant connections to power grids, diesel generators for emergency power, air conditioning and engineering support 24 hours per day, seven days per week. Our infrastructure is built to maximize reliability through the use of multiple central processor units and redundant power supplies, networking and input/output controllers.

     SECURITY

     We incorporate a variety of encryption techniques meant to protect the privacy of consumer information. We also employ a variety of automated fraud detection procedures to identify patterns of abuse and potential fraudulent use of the system. Our fraud detection systems can automatically disable accounts in which fraud is suspected. The data center where our system is located provides security management 24 hours per day, seven days per week.

     Although we do not currently accept credit card information from any third parties, we may do so in the future. In such event, we could be subject to litigation and liability if third parties penetrate our network security or otherwise misappropriate our users' personal or credit card information. This liability could include claims for unauthorized purchases with credit card information, impersonation or other similar fraud claims. It could also include claims for other misuses of personal information, such as for unauthorized marketing purposes. In addition, the Federal Trade Commission and other federal and state agencies have been investigating various Internet companies in connection with their use of personal information. We could be subject to investigations and enforcement actions by these or other agencies.

     The need to transmit confidential information securely has been a significant barrier to electronic commerce and communications over the Internet. Any compromise of security could deter people from using the Internet in general or, specifically, from using the Internet to conduct transactions that involve transmitting confidential information, such as purchases of goods or services. Many of our marketing clients seek to offer their products and services on our websites because they want to encourage people to use the Internet to purchase their goods or services. Internet privacy concerns could frustrate these efforts. Also, our relationships with consumers may be adversely affected if the measures we use to protect their personal information prove to be ineffective. We cannot predict whether events or developments will result in a compromise or breach of the technology we use to protect customers' personal information. We have no insurance coverage for these types of claims.

     Our computer servers may be vulnerable to computer viruses, physical or electronic break-ins and similar disruptions. We may need to expend significant additional capital and other resources to protect against a security breach or to alleviate problems caused by any such breaches. We may be unable to prevent or remedy all security breaches. If any of these breaches occur, we could temporarily lose the ability to effectively maintain our web sites and services and as a result lose Internet advertising and marketing clients and visitors to our websites.

     INSURANCE

     Although we carry general liability, product liability and commercial insurance, there can be no assurance that this insurance will be adequate to protect us against any general, commercial and/or product liability claims. Any general, commercial and/or product liability claim which is not covered by such policy, or is in excess of the limits of liability of such policy, could have a material adverse effect on our financial condition. There can be no assurance that we will be able to maintain this insurance on reasonable terms.

COMPETITION

     We believe that competition in our website and software businesses are based on factors that include the following:

     -     brand recognition;

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

     -     ease and speed of use; and

     -     quality and reliability.

     WEBSITE COMPETITION

     We face intense competition from both traditional and online advertising and direct marketing companies. We also face competition from established online portals and community websites that engage in direct marketing. If we are unsuccessful in developing, acquiring and renewing a continuing array of free promotional offers for our website, traffic on our websites would likely decrease. The attractiveness of our websites to consumers is based in part on our ability to provide compelling free software offers of interest to consumers. In addition, a number of other websites give consumers access to similar offers. We face competition for free, trial and promotional offers from these websites as well as a variety of other online and traditional competitors. Without sufficient variety and quality of offers, our websites will become less attractive to consumers. Thus, advertising on these websites would become less attractive to Internet advertisers and marketers, and our ability to generate revenue from Internet advertising and marketing clients would be adversely affected.

     We compete directly and indirectly for marketers and consumers with companies in various categories, including:

     OTHER FREE-OFFER WEBSITES. There are a number of sites, both large and small, that give consumers access to free software and other offers, including Freeshop.com, Winfiles.com, Download.com, shareware.com, Volition.com, and Free2Try.com.

     SPECIALTY LEAD-GENERATION WEBSITES. Various websites focus on generating leads for a specific segment of the direct marketing industry, such as the catalog, magazine or coupon segments. While these websites typically provide a depth of offerings within their specific sector, they may not offer promotions across a broad spectrum of product categories. These sites include eNews, Cataloglink and Catalogcity. In some instances, we may include their offerings on our websites.

     OTHER WEBSITES. We also compete with a number of "community" sites that offer content, services or information about a particular topic, as well as other advertising networks. In addition, we compete with sites featuring loyalty programs that reward consumers for taking specific actions such as Cybergold, Inc. and MyPoints.com

     The number of websites competing for consumer attention and marketers' dollars has proliferated, and we expect competition from online competitors to increase significantly because there are no substantial barriers to entry in our industry. In addition, our competitors may develop new types of products and services that are more attractive to consumers and Internet advertisers and marketers than the products or services we offer. Increased competition could result in price reductions for online advertising space and marketing services, reduced gross margins and loss of our market share. We also compete with traditional media such as television, radio and print for a share of marketers' total marketing budgets.

     In addition to the above, we believe that the principal competitive factors in our website markets are:

     -     quality  and  diversity  of offers;

     -     the volume of online  visitors;

     -     duration  and  frequency  of visits;

     -     the  demographic  profiles  of visitors; and

     -     performance of advertisements.

SOFTWARE COMPETITION

     Competition in the computer software industry is fierce. In addition to the above, we believe that the principal competitive factors in the software industry generally include:

     -     merchandising;

     -     product features;

     -     online technology; and

     -     price.

     Based on our current and anticipated future product offerings, we believe that we compete or will compete effectively in these areas, particularly in the way of quality, ease of use, product features, online technology and price; however, no assurance can be given that our products will continue to achieve market acceptance or that any such market acceptance can be sustained.

     We compete primarily with other software publishers. Our competitors vary in size from very small companies with limited resources to very large corporations with greater financial, marketing, distribution, technical and other resources. We believe that the primary competitors for our software products are Microsoft Corporation, Web 3000, Bonzi Software, Symantec, Network Associates, Real Networks, Nico Mak Computing, Inc. and Aureate Software, among others.

     Many of our website and software competitors are larger and have greater financial, technical and marketing resources than us, and no assurance can be given that we will be able to successfully compete against these competitors. These advantages may allow them to respond more quickly and effectively to new or emerging technologies and changes in customer or client requirements. It may also allow them to engage in more extensive research and development, undertake farther-reaching marketing campaigns, adopt more aggressive pricing policies and make more attractive offers to potential employees, strategic partners and advertisers. In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase the ability of their products or services to address the needs of our prospective Internet advertising and marketing clients.

LITIGATION

     We may be subjected to claims for defamation, negligence, copyright or trademark infringement and various other claims relating to the nature and content of materials we publish on our websites and in our newsletters. These types of claims have been brought, sometimes successfully, against online services in the past. We could also face claims based on the content that is accessible from our websites through links to other websites. Any litigation arising from these claims would likely result in substantial costs and diversion of resources and management attention, and an unsuccessful defense to one or more such claims could result in material damages. We have no insurance coverage for these types of claims.

GOVERNMENT REGULATION

     Laws and regulations that apply to Internet communications, commerce and advertising are becoming more prevalent. The adoption of such laws could create uncertainty in Internet usage and reduce the demand for all products and services offered on the Internet. Recently, Congress enacted legislation regarding children's privacy on the Internet. It is possible that additional laws and regulations may be proposed or adopted with respect to the Internet, covering issues such as user privacy, taxation, advertising, intellectual property rights and information security. Several states have proposed legislation to limit the use of personal user information gathered online or to require online services to establish privacy policies. We believe that we are fully compliant with all state and federal privacy laws.

     The Federal Trade Commission recently reported that it has no present intention of proposing legislation to address online privacy in the near future, and that it believes self-regulation to be the best course of action, except for rules enacted to implement the Children's Online Privacy Protection Act, which governs the collection of personal information from children and the confidentiality of such information. However, the FTC has initiated action against at least one online service regarding the manner in which personal information was collected from users and provided to third parties. We believe that we are fully compliant will all FTC privacy laws.

     Legislation has recently been enacted in several states relating to sending unsolicited emails, a practice commonly referred to as "spamming." The federal government and several other states, including New York, are considering, or have considered, similar legislation. Although the provisions of these current and contemplated laws vary, generally they limit or prohibit both the transmission of unsolicited emails and the use of familiar spamming techniques, such as the use of forged or fraudulent routing and header information. Some states, including California, require that unsolicited emails include opt-out instructions and that senders of such emails honor any opt-out requests. We believe that our email newsletters will not be affected by legislation directed at unsolicited emails because we do not send unsolicited messages and because our current practices are intended to comply with current and proposed legislation. However, if we are required to change our business practices as a result of new legislation, our business could suffer.

     We do not know how our business may be affected by the application to the Internet of existing laws governing issues such as property ownership, copyrights, encryption and other intellectual property issues, taxation, libel, obscenity and export or import matters. Most of these laws were adopted before the advent of the Internet and do not contemplate or address the unique issues of the Internet and related technologies. Changes in laws intended to address such issues could create uncertainty in the Internet marketplace. That uncertainty could reduce demand for our service or increase the cost of doing business as a result of litigation costs or increased service delivery costs.

     In addition, because our services are available on the Internet in multiple states and foreign countries, these states and countries may claim that we are required to qualify to do business in their jurisdictions. Our failure to qualify in any jurisdictions where we are required to do so could subject us to taxes and penalties. It could also restrict our ability to enforce contracts in those jurisdictions. The application of laws or regulations from jurisdictions whose laws do not currently apply to our business could have a material adverse effect on our business, results of operations and financial condition. We are currently not aware of any violations by us of any laws or regulations of any states or other countries or of any material failure to qualify in any states or countries.

     The European Union has adopted a privacy directive that went into effect in 1998. Under this directive, business entities domiciled in member states of the EU are limited with respect to the transactions in which they may engage with business entities domiciled outside the EU, unless the non-EU entities are domiciled in jurisdictions with privacy laws comparable to the EU privacy directive. The United States presently does not have laws that satisfy the EU privacy directive. Discussions between representatives of the EU and the United States are ongoing and may lead to a number of safe harbor provisions which, if adhered to, would allow business entities in the EU and the United States to continue doing business without limitation. If these negotiations are not successful and the EU begins enforcing the privacy directive, there could be an adverse impact on international Internet business. If we do business directly in the EU in the future, we will be required to comply with the EU privacy directive.

INTELLECTUAL PROPERTY

     We regard our copyrights, service marks, trademarks, trade secrets, proprietary technology and similar intellectual property as critical to our success, and we rely on trademark and copyright law, trade secret protection and confidentiality and license agreements with our employees, customers, independent contractors, partners and others to protect our intellectual property rights. We own eleven United States patents and one foreign patent on our software products and have eight patent applications pending on our software products. We have registered several trademarks in the United States and may apply for registration in the United States for other trademarks and service marks. However, effective trademark, service mark, copyright and trade secret protection may not be available in every country in which our products and services are made available online. We generally rely on common law copyright protection, and do not generally register our copyrights.

     There can be no assurance that the steps we have taken to protect our proprietary rights will be adequate to prevent third parties from infringing or misappropriating our patents, copyrights, trademarks, trade dress and similar proprietary rights without incurring significant costs.

     Additionally, we cannot assure you that the steps we have taken to protect our patents, copyrights, service marks, trademarks, trade dress, trade secrets and similar intellectual property have been sufficient for us to successfully defend against any infringement claims, including patent infringement claims, by any third party. The loss of our ability to use any such intellectual property right could have a materially adverse effect us. Additionally, any such defense, whether successful or not, may cause us to incur significant expenses.

     We have registered a number of domain names, including eAcceleration.com, homepageware.com, clicksales.com, downloadsales.com, signupsales.com and freebranding.com. Domain names generally are regulated by Internet regulatory bodies. The regulation of domain names in the United States and in foreign countries is evolving. Regulatory bodies could establish additional top-level domains, appoint additional domain name registrars or modify the requirements for holding domain names. The relationship between regulations governing domain names and laws protecting trademarks and similar intellectual property rights is unclear. Therefore, we could be unable to prevent third parties from acquiring domain names that infringe on or otherwise decrease the value of our trademarks and other proprietary rights. Additionally, there may be online companies in other countries using domain names that potentially infringe on our trademarks. We may be unable to prevent them from using these domain names, and this use may decrease the value of our trademarks and our brand names.

     We may be required to obtain licenses from others to refine, develop, market and deliver new services. We may be unable to obtain any such license on commercially reasonable terms, if at all, or guarantee that rights granted by any licenses will be valid and enforceable.

     We have not historically emphasized and have no current plans to significantly attempt to strengthen our brand names. As competitive pressures in the online direct marketing industry increase, brand name strength may become increasingly important. If we do not strengthen our brand names, we may be unable to maintain or increase traffic to our websites, which we expect would lead to decreased revenues from our Internet advertising and marketing clients. We may in the future devote substantial resources to promote "eAcceleration" or other brand names, although we do not currently intend to do so. The reputation of our brand name will depend on our ability to produce high quality innovative software, and to provide a high-quality online experience for consumers visiting our websites or receiving our newsletters. Negative experiences of subscribers, consumers or Internet advertisers and marketers with our websites or software might result in publicity that could damage our reputation and diminish the strength of our brand names.


EMPLOYEES

     As of April 23, 2000, we had a total of 49 employees, two of which work for us part time. Five employees work in sales and marketing, one of which works part time, 33 in technology and development, and eleven in operations and administration, one of which works part time. None of our employees are represented by unions, and we consider relations with our employees to be good.

FACILITIES

     We currently occupy approximately 4,500 square feet in a leased facility in Poulsbo, Washington, with a monthly rental cost of approximately $1,874 per month. The lease for this facility expires in February, 2004. In December 1999, we entered into an additional lease agreement for an approximately 10,000 square foot facility in Poulsbo with a four year term that began in February 2000, to meet our expansion needs. The lease requires monthly payments of $7,643 for months one through four and $8,492 for months five through twelve. All remaining payments are to be increased $.30 per square foot. We have the option to terminate the lease at the end of the second year.

     We plan to expand our facilities further in 2001 to accommodate our anticipated growth. In the event that we sell exactly or close to the maximum number of shares in this offering, we plan to either acquire property in Kitsap County, Washington or elsewhere in the Puget Sound area on which we would have a state-of-the-art facility built for us that would be large enough to house our entire business operations for the next several years and would accommodate expansion for the foreseeable future through the subsequent building of additional facilities on such property. Alternatively, we would expect to lease up to 50,000 square feet of space in the Puget Sound area that could house our operations for the next several years. If only the minimum number of shares are sold in the offering, we expect to seek to lease a considerably smaller facility, or perhaps an additional facility which together with our current facilities could house our business operations for the next several years.

     Poulsbo, Washington, where our facilities are presently located, is a rural area outside of Seattle and Tacoma, Washington. In the past we have experienced temporary outages in our telephone service and electric power. While such outages have never materially affected systems that are critical to our operations, there is no assurance that such outages will not occur in the future more frequently or with greater magnitude or duration. Such outages could materially and adversely affect our business, financial condition and results of operations.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following persons are our current executive officers and directors and director nominee:

Name                      Age            Position
----                      ---            --------

Clint Ballard              37            president, chief executive officer
                                         and director

Diana T. Ballard           42            chairman of the board, secretary and
                                         treasurer

E. Edward Ahrens           52            chief financial officer


Edward P. Swain, Jr.       64            director nominee


     Set forth below is a brief description of the background of our officers and directors based on information provided by them to us.

     CLINT BALLARD is the president and chief executive officer of eAcceleration, serving as chief executive officer as well as president or in other executive capacities since inception. Mr. Ballard received a B.S. in mathematics from the California Institute of Technology in 1984.

     DIANA T. BALLARD is the chairman of the board, secretary and treasurer of eAcceleration, serving as chairman of the board was well as in other executive capacities including president since inception. Ms. Ballard is the wife of Clint Ballard.

     E. EDWARD AHRENS was elected in February 2000 as chief financial officer of eAcceleration. Mr. Ahrens has been self employed as a certified public accountant from October 1993 through the present, and in this capacity has been our regular accountant, providing accounting and controller functions to us since 1995. Mr. Ahrens continues to maintain his accounting practice on a part-time basis, while devoting a majority of his time to his position as our chief financial officer. Mr. Ahrens received a bachelor degree in business administration -- banking and finance, from North Texas University in 1971.


     EDWARD P. SWAIN, JR. was nominated in November 1999 to serve as director of eAcceleration and has served as consultant to us since September 1999. Mr. Swain has served as president of PT Holdings Corporation since December 1997. From January 1992 through December 1997, Mr. Swain served as president, chief executive officer and director of Port Townsend Paper Corporation and from December 1997 to December 1998 he served as chairman of the board of such company. Mr. Swain has served as a director of FiberMark, Inc. since 1998 and as director of Interactive Financial Services Group, Inc. since December 1998. He is also a member of the board of trustees of the Museum of Flight in Seattle, Washington. Mr. Swain received a B.A. from Williams College in 1957 and a LLb from Harvard Law School in 1964.

     Our future success depends to a significant extent on the efforts and abilities of our senior management, particularly Clint Ballard, our president and chief executive officer, Diana T. Ballard, our chairman of the board, and other key employees, including our technical and sales personnel. The loss of the services of any of these individuals could harm our business. We may be unable to attract, motivate and retain other key employees in the future. Competition for employees in Internet-related businesses is intense, and in the past we have experienced difficulty in hiring qualified personnel. We are the beneficiary of a "key person" life insurance policy in the amount of $2,000,000 on the life of Clint Ballard, our president and chief executive officer.

     Our board of directors is elected annually by our stockholders. We plan to elect Edward P. Swain, Jr. and an additional individual to serve as non-employee directors prior to our registration statement relating to this offering becoming effective. To date, directors have received no cash compensation for their services to us as directors, but are reimbursed for expenses actually incurred in connection with attending meetings of the board of directors. Following the first closing of this offering, we will pay $4,000 per fiscal quarter to each of our outside directors. Members of the board of directors are eligible to participate in our 1999 stock option plan.


     The  audit  committee  currently  consists  of Clint  Ballard  and Diana T.
Ballard. We anticipate that Edward P. Swain, Jr., and another non-employee director who will be nominated and elected prior to effectiveness, will serve as the audit committee immediately upon their being elected to our board of directors. The audit committee recommends engagement of our independent certified public accountants, and is primarily responsible for reviewing and approving the scope of the audit and other services performed by our independent certified public accountants and for reviewing and evaluating our accounting principles and practices, systems of internal controls, quality of financial reporting and accounting and financial staff, as well as any reports or recommendations issued by the independent accountants.


     The compensation committee currently consists of Clint Ballard and Diana T. Ballard. We anticipate that Edward P. Swain, Jr., and another non-employee director who will be nominated and elected prior to effectiveness, will serve as the compensation committee immediately upon their being elected to our board of directors. The compensation committee generally reviews and approves our executive compensation and currently administers our 1999 stock option plan.

     We currently have no nominating committee.

EXECUTIVE COMPENSATION

     The following table sets forth the cash and other compensation paid in the last three years to our chief executive officer and all other executive officers.

                                                   Annual compensation
                               -------------------------------------------------------

Name and                                                                 Other annual
principal position             Year        Salary           Bonus        compensation
------------------             ----        ------           -----        ------------
Clint Ballard                  1999       $104,000        $194,929             -
  President and chief          1998        104,000         198,325             -
  executive officer            1997        104,000 *       175,000             -

Diana T.  Ballard              1999       $104,000 **     $194,929             -
  Chairman of the board,       1998        104,000 **      198,325             -
  secretary  and  treasurer    1997        104,000 *       175,000             -

     ------------

* In 1997, although we paid $208,000 to Mr. Ballard and we paid Ms. Ballard no salary, the estimated value of each of their services during that year is deemed to be $104,000. As a result, the Ballards are each deemed to have been paid salaries of $104,000 in 1997.

** In 1998 and 1999, we paid Ms. Ballard no salary. The estimated annual value of her services is $104,000. Accordingly, Ms. Ballard is deemed to have earned $104,000 in 1998 and 1999, and we accounted for this amount as contributed capital with a corresponding change to our operations in both years.


     Bonuses listed on the table represent S-corporation distributions. The value of all perquisites provided to either of Mr. or Ms. Ballard did not exceed the lesser of $50,000 or 10% of his or her salary and bonus.

EMPLOYMENT AGREEMENTS

     We have entered into employment agreements with each of Clint Ballard and Diana T. Ballard. The employment agreement with Clint Ballard provides for him to serve as the president, chief executive officer and a director, and provides for an annual base salary of $104,000 and a bonus of 2.5% of our income before taxes, depreciation, amortization and extraordinary items with respect to fiscal years during the term of the agreement. The employment agreement with Diana T. Ballard provides for her to serve as the chairman of the board, provides for an annual base salary of $104,000 and provides for a bonus of 2.5% of our income before taxes, depreciation, amortization and extraordinary items with respect to fiscal years during the term of the agreement.

     Each of these agreements becomes effective upon the first closing of this offering, expires on the fifth anniversary of the first closing of this offering and contains restrictions on the employee engaging in competition with us for the term of the employment agreement and for one year after the term and provisions protecting our proprietary rights and information. Each agreement also provides for the payment to the employee of a lump sum equal to three times the average of the employee's annual compensation for the prior five years, less $1.00, upon his or her termination in the event of a "change in control" of eAcceleration of the employment agreement, which is defined in the agreements to mean any of the following:

     - a change in control as defined in Rule 12b-2 under the Securities Exchange Act of 1934;

     - a person, as such term is defined in Sections 13(d) and 14(d) of the Exchange Act, other than a current director or officer of eAcceleration becoming the beneficial owner, directly or indirectly, of 20% of the voting power of our outstanding securities; or

     - the members of our board of directors at the beginning of any two-year period ceasing to constitute at least a majority of the board of directors unless the election of any new director during such period has been approved in advance by two-thirds of the directors in office at the beginning of such two-year period.

SEVERANCE, SETTLEMENT AND GENERAL RELEASE AGREEMENT

     In February 2000, Shane H. Traveller resigned as our chief financial officer, at which time we elected E. Edward Ahrens to that office. Upon his resignation, Mr. Traveller entered into a severance, settlement and general release agreement with us. Under this agreement, Mr. Traveller agreed to provide consulting services to us relating to marketing, financial, accounting and administration matters and other activities in which he was involved in while he was our chief financial officer. Under the agreement, Mr. Traveller will receive his remaining salary for February 2000 plus moving expenses, and will receive $26,000 upon the earlier of June 30, 2000 or the first closing of this offering and $17,000 upon our common stock becoming publicly traded. Additionally, of his options to purchase 150,000 shares of our common stock originally granted to him in October 1999, he retained options to purchase 10,000 shares which currently have an exercise price of $4.78 per share which will become fully vested and exercisable upon our common stock becoming publicly traded. All other options granted to Mr. Traveller have been canceled.

1999 STOCK OPTION PLAN

     We have adopted the 1999 stock option plan in order to motivate our qualified employees, officers, directors, consultants and independent contractors, to assist us in attracting employees and to align the interests of such persons with those of our stockholders. The 1999 plan provides for the grant of "incentive stock options" within the meaning of the Section 422 of the Internal Revenue Code of 1986, "non-qualified stock options," restricted stock and other types of awards to our officers, directors, key employees, consultants, agents, advisors and independent contractors.

     The 1999 plan, which will be administered by the compensation committee of the board of directors, authorizes the issuance of a maximum of 5,000,000 shares of common stock, which may be either newly issued shares, treasury shares, reacquired shares, shares purchased in the open market or any combination of these types of shares. Incentive stock options may be granted at an exercise price of not less than the fair market value of shares of common stock on the date of grant, and non-qualified stock options may be granted at an exercise price of not less than 85% of such fair market value. If any award under the 1999 plan terminates, expires unexercised, or is cancelled, the shares of common stock that would otherwise have been issuable under the award will be available for issuance under the grant of new awards.

     As of May 22, 2000, we have options to purchase an aggregate of 682,500 shares of common stock outstanding under the 1999 plan, including options to purchase 50,000 shares of common stock granted to Edward P. Swain, Jr., which currently has an exercise prices of $4.78 per share which becomes exercisable in equal annual installments over five years. Michael J. Clementz, our former consultant and director-nominee was granted an option to purchase 50,000 shares, but this option was terminated upon the cancellation of his consulting arrangement with us in May 2000. We granted E. Edward Ahrens, our chief financial officer, options to purchase 25,000 shares of common stock in July 1999, while he was providing accounting and controllership functions to us, more than six months prior to his election as our chief financial officer, These options currently have an exercise price of $4.78 per share in equal installments over five years. No options have been granted to Clint Ballard or Diana T. Ballard.


PERSONAL LIABILITY AND INDEMNIFICATION OF DIRECTORS

     Our certificate of incorporation and bylaws contain provisions which reduce the potential personal liability of directors for monetary damages regardless of whether or not directors have breached their fiduciary duty. The certificate of incorporation also provides for indemnification of directors and other persons. We are unaware of any pending or threatened litigation against us or our directors that would result in any liability for which such director would seek indemnification or similar protection.

     Such indemnification provisions are intended to increase the protection provided directors and, thus, increase our ability to attract and retain qualified persons to serve as directors. We believe that the substantial increase in the number of lawsuits being threatened or filed against corporations and their directors has resulted in a growing reluctance on the part of capable persons to serve as members of boards of directors of companies, particularly of companies which are or intend to become public companies.

     Prior to the initial closing of this offering, we expect that our officers and directors will be covered by officers' and directors' liability insurance. We expect that the policy coverage will be $5,000,000, which will include reimbursement for costs and fees. We have entered into indemnification agreements with each of our executive officers and directors. The indemnification agreements provide for reimbursement for all direct and indirect costs of any type or nature whatsoever including attorneys' fees and related disbursements, that are actually and reasonably incurred in connection with either the investigation, defense or appeal of a "proceeding", as defined in the indemnification agreements, including amounts paid in settlement by or on behalf of an "indemnitee", as defined such agreements.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the above provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth the beneficial ownership of our common stock as of May 22, 2000, and as adjusted to reflect the sale of the shares of common stock offered by this prospectus, of:


     - each person known by us to beneficially own 5% or more of the shares of outstanding common stock;

     -     each of our executive officers, directors and director nominees; and

     - all of our executive officers, directors and director nominees as a group.

Except as otherwise indicated, all shares are beneficially owned, and investment and voting power is held by, the persons named as owners.

                        Amount and nature of      Percentage ownership      Percentage ownership
Name and address of        common stock             of common stock            of common stock
  beneficial owner       beneficially owned          before offering            after offering
-------------------     --------------------      --------------------      --------------------
                                                                            Minimum      Maximum
                                                                            -------      -------
Clint Ballard                34,300,000                   100%               98.9%        92.0%
c/o eAcceleration Corp.
1223 NW Finn Hill Road
Poulsbo, Washington 98370

Diana T. Ballard             34,300,000                   100%               98.9%        92.0%
c/o eAcceleration Corp.
1223 NW Finn Hill Road
Poulsbo, Washington 98370

E. Edward Ahrens                  5,000                    *                   *            *
c/o eAcceleration Corp.
1223 NW Finn Hill Road
Poulsbo, Washington 98370

Edward P. Swain, Jr.                  0                    *                   *            *
c/o eAcceleration Corp.
1223 NW Finn Hill Road
Poulsbo, Washington 98370

All officers, directors      34,300,000                   100%               98.9%        92.0%
and director nominees
as a group (4 persons)

-------------------

* Less than one percent


     The shares beneficially owned by Clint Ballard include 17,150,000 shares owned by his wife, Diana T. Ballard, and the shares beneficially owned by Diana
T. Ballard include 17,150,000 Shares owned by Clint Ballard.

     The shares beneficially owned by E. Edward Ahrens represent the vested portion of the option that we granted to Mr. Ahrens, which may be exercisable within 60 days.

                           RELATED PARTY TRANSACTIONS

     In November 1999, we entered into employment agreements with Clint Ballard, our president and chief executive officer and Diana T. Ballard, our chairman of the board. The compensation committee of the board of directors, which consists of Clint and Diana Ballard, has determined that the compensation payable thereunder reflects the fair value of their services.

     In September 1999, we granted options to purchase 50,000 shares of common stock that currently have an exercise price of $4.78 per share in equal installments over a five-year period to a consultant and director nominee, Edward P. Swain, Jr., and a former consultant and director nominee, Michael J. Clementz. In May 2000, upon the termination of his consulting arrangement with us, the options granted to Mr. Clementz were terminated.


     In October 1999, we granted options to Shane H. Traveller, our former chief financial officer, to purchase 150,000 shares of common stock which as of January 2000 had an exercise price of $4.50 per share. In February 2000, Shane
H. Traveller resigned as our chief financial officer. Upon his resignation, Mr. Traveller entered into a severance, settlement and general release agreement with us. Under this agreement, Mr. Traveller agreed to provide consulting services to us relating to marketing, financial, accounting and administration matters and other activities in which he was involved while he was our chief financial officer.

     Mr. Traveller received his remaining salary for February 2000 plus moving expenses, and will receive $26,000 on the earlier of June 30, 2000 or upon the first closing of this offering and $17,000 upon our common stock becoming publicly traded. Additionally, of his options to purchase 150,000 shares of our common stock originally granted to him in October 1999, he retained options to purchase 10,000 shares that currently have an exercise price of $4.78 per share which will become fully vested and exercisable upon our common stock becoming publicly traded. All other options granted to Mr. Traveller have been canceled.

     In 1997, we repurchased all shares of the our common stock issued for $100,000 to a former director, who is the father of Clint Ballard, for a repurchase price of $115,000.

     All transactions between us and any or our officers, directors or five percent stockholders will be on terms no less favorable to us than would be available from unaffiliated third parties.

     We lacked sufficient disinterested, independent directors to approve past material transactions at the time the transactions were initiated and such transactions have not been ratified. Upon our election of independent directors prior to effectiveness of our registration statement, all future material related-party transactions and loans, and any forgiveness of loans, will be approved by a majority of such independent directors who do not have an interest in the transaction and who have access, at our expense, to our or independent legal counsel.

                              PLAN OF DISTRIBUTION

ARBITRARY DETERMINATION OF OFFERING PRICE

     We have determined the initial offering price of the shares arbitrarily. Among the factors we considered were the following:

     -     the nature and scope of our operations;

     -     our current financial condition and financial requirements;

     -     estimates of our business potential and prospects;

     -     multiples of our trailing and projected revenues and earnings;

     - multiples of our competitors' trailing are projected revenues and earnings;

     -     the perceived market demand for our products;

     - the market capitalization, revenues and profits of comparable companies with top 150 Internet websites, including particularly CyberGold, Inc. and FreeShop.com;

     - the economics of the information technology, Internet and software industries; and

     -     the general condition of the equities market.

LIMITED STATE REGISTRATION

     We will qualify or register the sale of the shares in a limited number of states. We will not accept subscriptions from investors resident in other states. In order to comply with any applicable state securities laws, the shares will be offered or sold through registered or licensed brokers or dealers in any states where required.

     OHIO RESIDENTS. We will only accept a subscription from an investor residing in the State of Ohio if such investor represents to us in the subscription agreement that such investor meets at least one of the following criteria:

- he or she is a natural person whose individual income was at least $65,000 for the immediately preceding fiscal year, and he or she has a reasonable expectation of reaching such level in the current fiscal year;

- he or she is a natural person whose individual net worth or joint net worth with his or her spouse is at least $250,000 at the time of the subscription, excluding the value of such person's home, cars and furnishings; or

- the investor is an "accredited investor" as defined in Regulation D under the Securities Act of 1933.

TERMS OF SALE OF THE SHARES

     We will be selling our shares in a direct participation offering on a "400,000 share minimum, 3,000,000 share maximum" basis through our officers and directors, who will be offering our shares and distributing this prospectus primarily over the Internet. No sales commissions will be paid to any of our officers or directors. Prospective investors must purchase the shares in increments of 100 shares. Until we have sold at least 400,000 shares, we will not accept subscriptions for any shares. All proceeds of this offering will be deposited in an interest bearing escrow account with American Stock Transfer & Trust Co. If we are unable to sell at least 400,000 shares before the offering ends, we will return all funds, with interest, to subscribers promptly after the ending of this offering. We have the right to completely or partially accept or reject any subscription for shares offered in this offering, for any reason or for no reason. The offering will remain open until all shares offered in this offering are sold or nine months after the date of this prospectus, except that we will have only 180 days to sell at least 400,000 shares. We may decide to cease selling efforts at any time prior to such date if our board of directors determines that there is a better use of funds and management time than the continuation of this offering, including those resulting from:

     -     a significant change in our business;

     - a significant change in the Internet advertising and marketing or software industries;

     -     a lack of further investor interest; or

     -     the existence of a more beneficial financial opportunity.

     Within a reasonable time after effectiveness of our registration statement, we plan to accept all subscriptions as soon as reasonably practicable. We plan to allocate the shares among the subscribers in our discretion, if necessary. We will return all unaccepted funds to investors promptly after making such determination. Among the factors that we plan to consider when making allocations are:


     - whether or not investors consented to receiving copies of our preliminary prospectus and final prospectus electronically;

     -     the amount of shares subscribers wish to purchase; and

     -     place of residence of subscribers.

     We anticipate having one or more closings of this offering, the first of which cannot be held until we are able to sell at least 400,000 shares. After that, we could have multiple closings whenever we receive and accept new subscriptions.

INVESTMENT  PROCEDURES

     We keep the most current version of our prospectus, as filed with the SEC, posted on one of our websites, located on the Internet at www.eacceleration.com/ipo, for investors to view or download. We will update the website to replace the online prospectus with the most recently filed version at any time that we are required to distribute any prospectus amendments to investors. We have also posted an indication of interest form on this website, which allows an investor to indicate if he or she is interested in purchasing shares in this offering. Indicating interest does not obligate an investor in any way. If an investor expresses interest, we then ask for additional information such as
     -     how many shares he or she would consider purchasing, and

     - whether and to what extent the investor is willing to accept electronic delivery of documents.


     If an investor indicates that he or she would like to receive the final version of this prospectus and any other amendments to this prospectus electronically, we will e-mail a notice to the investor that informs him or her that an amendment to this prospectus has been filed with the SEC, which will include a hyperlink to the website as well as its Internet address. Additionally, upon request, the investor will receive paper copies of any or all documents from us. An investor may revoke his or her consent to receipt of electronic delivery at any time. If an investor revokes consent, we will not alter our allocation of shares to him or her, and we will deliver paper copies of such documents to the investor.


     Prior to effectiveness of this registration statement, no one may purchase any shares in this offering. Following effectiveness, in order to purchase shares in this offering, an investor must complete, date, execute and deliver to American Stock Transfer & Trust Co., our escrow agent, a paper copy of our subscription agreement, together with either a check in the amount corresponding to the cost of the shares to be purchased, or a wire transfer of funds for that amount. An investor may not necessarily be able to purchase all of or any of the shares that he or she has requested, depending on availability and our discretion. The address and wire transfer instructions for our escrow agent is indicated in the subscription agreement. Following effectiveness, subscription agreements will be available as follows:

     -     On the website where we have posted our final prospectus;

     - Unless an investor has specifically requested electronic delivery of the final prospectus and has not revoked such consent, we will include the subscription agreement together with a paper copy of the final prospectus that we send to such investor; and

     - An investor can request a paper copy of the subscription agreement and prospectus by calling us, writing to us, or e-mailing us at the number or address listed in this prospectus or on our websites.

     We have posted the following "pop-up" screen on our website where we have posted our prospectus that explains our subscription procedure and the use of our indication of interest form, substantially in the following question and answer format:

THANK YOU FOR EXPRESSING INTEREST IN OUR OFFERING. THE FOLLOWING QUESTIONS AND ANSWERS ARE DESIGNED BETTER HELP YOU UNDERSTAND OUR SUBSCRIPTION PROCESS:

WHAT IS THE INDICATION OF INTEREST FORM?

     - When you click on the "Indicate Interest" button below, you will be asked to complete an indication of interest form, in which we will request information relating to you and your interest in purchasing shares in this offering including:

           - your email address, name, phone numbers, address and state of residence;

           -     the number of shares you are interested in purchasing; and

           - whether you will consent to delivery of our prospectus and other documents electronically.

WHY SHOULD I COMPLETE THE INDICATION OF INTEREST FORM?


     - It helps us approximate the overall level of interest in our offering so that we can allocate our resources appropriately; and

     - It enables you to inform us of your interest in purchasing shares so that we can ensure that you receive copies of any additional preliminary prospectuses and our final prospectus, and, once we are able to start selling our shares, a copy of our subscription agreement.

HOW CAN I RECEIVE COPIES OF YOUR PROSPECTUS ELECTRONICALLY?

- We post a copy of our most recent prospectus on this website. Through the indication of interest form, you may consent to receive subsequent preliminary prospectuses and our final prospectus electronically. If you do consent, when we are required to distribute a copy of any prospectus to you, we will send you an e-mail notifying you when there is an updated prospectus available on our website. The e-mail will contain a hyperlink to the website containing the prospectus as well as the website address. You may also consent to receive our additional filings, including proxy statements, annual reports and quarterly reports, electronically in the same manner. You may also refuse to consent to receive any or all of our filings electronically, in which case we will send you paper copies of all documents, if you subscribe an your subscription is accepted.

CAN I REVOKE MY CONSENT TO RECEIVE ELECTRONIC DELIVERY OF THESE DOCUMENTS?

- Yes. You may notify us that you wish to revoke your consent to electronic delivery of any or all of our documents at any time by calling us at (360) 697-9260, writing to us at 1223 NW Finn Hill Road, Poulsbo, Washington 98370, or e-mailing us at ipo@eAcceleration.com. If you revoke your consent, we will not alter our allocation of shares to you, and we will deliver paper copies of necessary documents to you.


DOES COMPLETING THE INDICATION OF INTEREST FORM OBLIGATE ME TO BUY SHARES?


- No. You are under no obligation to purchase any shares. However, if you decide after effectiveness of the registration statement to purchase shares, you will not become obligated until all of the following have occurred:

     - you have received a copy of our final prospectus in paper form or electronically;

     - you have completed, signed and sent the subscription agreement to the escrow agent; and

     -     you sent in a check or wired funds to the escrow agent.


     Once those things have occurred, you will be legally bound to buy the shares for which you have subscribed. We will then decide which subscriptions to accept and for how many shares, and will promptly notify you. Any payment that you make for shares which we elect not to sell to you will be promptly refunded to you. We will keep all amounts paid for accepted subscriptions.

HOW DO I GET A COPY OF THE SUBSCRIPTION AGREEMENT?

- Once the registration statement has been declared effective by the SEC, our subscription agreement will be made available to you as follows:

     - it will be located in a printable format on the website where we have posted our final prospectus;

     - unless you have specifically requested electronic delivery of the final prospectus and have not revoked you consent, we will include the subscription agreement together with a paper copy of the final prospectus that we send to you; or

     - if you have not previously indicated your interest to us, you can request a paper copy of the subscription agreement and prospectus by calling us at (360) 697-9260, writing to us at 1223 NW Finn Hill Road, Poulsbo, Washington 98370, or e-mailing us at ipo@eAcceleration.com.

WHEN WILL I RECEIVE NOTIFICATION OF ACCEPTANCE OF MY SUBSCRIPTION?

- Until we have sold at least 400,000 shares in this offering, we can not accept any subscriptions. Additionally, we have the right to completely or partially accept or reject any subscription for shares offered in this offering, for any reason or for no reason. Among the factors we will consider may be, but are not limited to, the following:

     - whether or not you consented to receiving copies of our preliminary prospectus and final prospectus electronically;


     -    the amount of shares you wish to purchase; and

     -    your place of residence.

USE OF A BROKER-DEALER

     We currently have no arrangements with any broker-dealers to offer or sell any of the shares, and we will not enter into any arrangement with any broker dealers to sell the minimum number of shares in this offering. Once we have sold at least the minimum number of shares in this offering, we may utilize one or more broker-dealers who may offer and sell the shares on terms acceptable to us. If we determine to use a broker-dealer, such broker-dealer must be a member in good standing of the NASD and registered, if required, to conduct sales in those states in which it would sell the shares. We will not pay in excess of 10% as a sales commission for any sales of the shares, nor will our sales commission expenses combined with other offering expenses exceed 20% of the gross proceeds of this offering.


     If a broker-dealer were to sell shares, it is likely that such broker-dealer would be deemed to be an underwriter of the shares as defined in
Section 2(11) of the Securities Act and we would be required to obtain a no-objection position from the National Association of Securities Dealers, Inc. regarding the underwriting and compensation terms entered into between us and such potential broker-dealer. In addition, we would be required to file a post-effective amendment to our registration statement of which this prospectus is a part to disclose the name of such selling broker- dealer and the agreed underwriting and compensation terms.

     We will reimburse our officers and directors for expenses incurred in connection with the offer and sale of the shares. Our officers and directors are relying on Rule 3a4-1 of the Exchange Act as a "safe harbor" from registration as a broker-dealer in connection with the offer and sales of the shares. In order to rely on such "safe harbor" provisions provided by Rule 3a4-1, an officer or director must be in compliance with all of the following:

     -    he or she must not be subject to a statutory disqualification;

     - he or she must not be compensated in connection with such selling participation by payment of commissions or other payments based either directly or indirectly on such transactions;

     -    he or she must not be an associated person of a broker-dealer;

     - he or she must restrict participation to transactions involving offers and sale of the shares;

     - he or she must perform substantial duties for the issuer after the close of the offering not connected with transactions in securities, and not have been associated with a broker or dealer for the preceding 12 months, and not participate in selling an offering of securities for any issuer more than once every 12 months; and

     - he or she must restrict participation to written communications or responses to inquiries of potential purchasers.

     Our officers and directors intend to comply with the guidelines enumerated in Rule 3a4-1. Our officers and directors have no current plans to purchase shares in the offering, however they may purchase up to an aggregate of 20,000 shares in the offering. We anticipate that Clint Ballard, our president and chief executive officer and Diana T. Ballard, our chairman of the board will be the only officers or directors selling shares in reliance on Rule 3a4-1, as further restricted by the laws of the states in which we have registered our shares for sale.

KEY TERMS OF ESCROW AGREEMENT

     Under the terms of our escrow agreement with American Stock Transfer:

     - proceeds from the sale of the shares will be deposited into an interest bearing account until the minimum offering amount is sold;

     - in the event the proceeds are insufficient to meet the 400,000 share minimum requirement, proceeds will be returned directly to investors by the escrow agent with interest and without deduction for expenses, including escrow agent fees;

     - the escrowed proceeds are not subject to claims by our creditors, affiliates, associates or underwriters until the proceeds have been released to us under the terms of the escrow agreement; and

     - the regulatory administrator of any state in which the offering is registered has the right to inspect and make copies of the records of the escrow agent relating to the escrowed funds in the manner described in the escrow agreement.

LOCK-IN AGREEMENT

     Clint Ballard and Diana T. Ballard hold all 34,300,000 outstanding shares of our common stock and are not subject to any contractual restriction on the sale of any such shares, other than a lock-in agreement with us. Under the lock-in agreement, beginning on the day the offering is completed, they are prohibited from transferring or pledging 34,191,059 of their shares of our common stock, although they retain all of their power to vote these shares.

     According to its terms, the lock-in agreement will terminate upon any of the following occurrences:

     -    the second anniversary of the completion date of the offering:

     - the date all funds have been sent back to investors if the offering was terminated; or

     - the date the shares become "covered securities" as defined in Section 18 of the Securities Act. "Covered securities" include:

          -    securities  listed  or  authorized  for  listing  on  the  Nasdaq
               National Market, The American Stock Exchange or the New York Stock Exchange; and

          - securities sold in any of several types of offerings that are exempt from the registration requirements of the Securities Act.

During the term of the lock-in agreement, beginning on the first anniversary of the date the offering is completed, two and one-half percent of the shares covered under the agreement shall be released from the lock-in provisions each quarter.

                          DESCRIPTION OF CAPITAL STOCK

CAPITAL STOCK

     Our authorized capital stock consists of 100,000,000 shares of common stock, par value $.0001 per share, and 2,000,000 shares of serial preferred stock, par value $.0001 per share.

COMMON STOCK

     GENERAL. We have 100,000,000 authorized shares of common stock, par value $.0001 per share, 34,300,000 of which are issued and outstanding prior to this offering. All shares of common stock currently outstanding are validly issued, fully paid and non-assessable, and are all owned beneficially and of record by two stockholders, Clint Ballard and Diana T. Ballard. All shares which are the subject of this prospectus, when issued and paid for under this offering, will be validly issued, fully paid and non-assessable.

     VOTING RIGHTS. Each share of our common stock entitles the holder to one vote, either in person or by proxy, at meetings of stockholders. Our board of directors is elected annually at each annual meeting of the stockholders. The holders are not permitted to vote their shares cumulatively. Accordingly, the holders of more than fifty percent of our voting power can elect all of our directors.

     DIVIDEND POLICY. All shares of common stock are entitled to participate ratably in dividends when, as and if declared by our board of directors out of the funds legally available to distribute dividends. Any such dividends may be paid in cash, property or additional shares of common stock. We have not paid any dividends since our inception and presently anticipate that all earnings, if any, will be retained for development of our business. We expect that no dividends on the shares of common stock will be declared in the foreseeable future. Any future dividends will be subject to the discretion of our board of directors and will depend upon, among other things, our future earnings, operating and financial condition, capital requirements, general business conditions and other pertinent facts. There can be no assurance that any dividends on the common stock will ever be paid.

     MISCELLANEOUS RIGHTS AND PROVISIONS. Holders of common stock have no preemptive or other subscriptions rights, conversions rights, redemption or sinking fund provisions. In the event of the liquidation or dissolution, whether voluntary or involuntary, of eAcceleration, each share of common stock is entitled to share ratably in any assets available for distribution to holders of the equity of eAcceleration after satisfaction of all liabilities.

     SHARES ELIGIBLE FOR FUTURE SALE. Upon completion of this offering, we will have 34,700,000 shares of common stock outstanding if the minimum number of shares offered in this offering are sold, or 37,300,000 shares of common stock outstanding if the maximum number of shares offered in this offering are sold. Of these shares, the shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by an "affiliate" of eAcceleration, which will be subject to the limitations of Rule 144 adopted under the Securities Act. In general, a person who has a control relationship with eAcceleration is defined as

60 an "affiliate." All of the remaining shares are deemed to be "restricted securities", as that term is defined in Rule 144 under the Securities Act.

     In general, under Rule 144, commencing 90 days after the date of this prospectus, a person, including an affiliate or persons whose shares are aggregated, who has owned restricted shares of common stock beneficially for at least one year, is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of one percent of the total number of outstanding shares of the same class or the average weekly trading volume of our common stock on all exchanges and/or reported through the automated quotation system of a registered securities association during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC. Sales under Rule 144 are also subject to manner of sale provisions, notice requirements and the availability of current public information about us. A person who has not been an affiliate of eAcceleration for at least the three months immediately preceding the sale and who has beneficially owned shares of common stock for at least two years is entitled to sell such shares under Rule 144 without regard to the limitations described above.


     All of the shares of stock presently outstanding have been held at least two years by Clint Ballard and Diana T. Ballard. Accordingly, commencing following the completion of the offering, these 34,300,000 shares will be eligible for resale under Rule 144 at the rates and subject to the conditions discussed above and the terms of the lock-in agreement described above. No predictions can be made as to the effect, if any, that sales of shares under Rule 144 or otherwise or the availability of shares for sale will have on the market, if any, prevailing from time to time. The sale of any substantial number of these shares in the public market could reduce the market price of the shares and the value of your shares.

     As of the date of this prospectus, we have an aggregate of 34,300,000 shares of common stock outstanding. In addition, as of the date of this prospectus, we have 5,000,000 shares of common stock issuable upon the exercise of stock options granted or available for grant under our 1999 stock option plan, 27,500 shares of common stock issuable upon exercise of other stock options previously granted and 34,300 shares of common stock issuable upon exercise of an option granted outside of our plans. All of such shares may be issued without any action or approval by our stockholders. The issuance of these shares would dilute the percentage ownership of our common stock held by our stockholders.


     LACK OF PUBLIC MARKET FOR OUR SHARES. There has not been a public market for our common stock and the price of our shares may be very volatile. We are not sure if and when the shares will start trading, and this may not occur until well after the first closing of this offering. We could decide not to facilitate the commencement or continuation of a trading market for the common stock for an extended period. We cannot predict the extent to which investor interest in our common stock will lead to the development of an active trading market or how liquid that market might become. Because no underwriter has sold any shares to their customers or received options, warrants or shares in this offering, there is currently little incentive for a financial institution to provide aftermarket support of the shares. Due to this lack of aftermarket support, the price of our stock following the offering may decrease, and investors may be unable to resell their shares at or above the initial public offering price.

     Additionally, many capital market participants, including investors, underwriters, market makers and other broker-dealers appear to place significant value on large operating losses that are generated by Internet companies that are in the process of capturing market share. Even though we have captured what we believe is a significant market share in the Internet advertising and marketing industry while maintaining our profitability, there is no assurance that the investment community will appropriately recognize our value, and this may negatively affect the price of our common stock.

     After closing this offering, we intend to apply for inclusion of the shares on the Nasdaq SmallCap Market or the Nasdaq National Market, depending on how much we raise in this offering. Under Nasdaq criteria, an issuer seeking initial inclusion of its securities on Nasdaq is required to meet threshold levels established by Nasdaq relating to assets, market capitalization, net income, market value of public float, minimum bid price and number of market makers, among others. We currently do not meet all of Nasdaq's requirements, and we are dependent on the receipt of proceeds of this offering to satisfy some of these requirements. There is no assurance that the shares will ever be approved for inclusion on Nasdaq, and if so, when such listing will occur. The inability to have the shares listed on Nasdaq in a timely manner could materially hinder the development of a public trading market for the shares.

     Nasdaq also imposes maintenance requirements that, like the initial listing requirements, require us to meet threshold levels established by Nasdaq relating to assets, market capitalization, net income, market value of public float, minimum bid price and number of market makers, among others. Although the required maintenance levels are somewhat less stringent than the initial listing requirements, there is no assurance that the shares will not become delisted at a future time if the Nasdaq-imposed maintenance thresholds are not satisfied at all times. Any delisting could cause a material decline in the market price of the shares if a market should develop, and adversely affect the liquidity of the shares.

     We may elect to apply for inclusion of the shares on The American Stock Exchange rather than Nasdaq. AMEX has its own listing and maintenance requirements and if we apply for listing on AMEX, we will face similar uncertainties relating to becoming listed, and in the event we become listed, relating to maintenance and delisting.


PREFERRED STOCK

     The board of directors is authorized by the our certificate of incorporation to issue up to an additional 2,000,000 shares of one or more series of serial preferred stock, par value $.0001 per share. No shares of such serial preferred stock have been authorized for issuance by our board of directors, and we have no present plans to issue any such shares. In the event that the board of directors issues shares of serial preferred stock, it may exercise its discretion in establishing the terms of such serial preferred stock; provided, that any issuance of serial preferred stock must be approved by a majority of our independent directors, who do not have an interest in the transaction and who have access, at our expense, to our legal counsel or to independent legal counsel.

     Subject to approval by the independent directors, the board of directors may determine the voting rights, if any, of the series of preferred stock being issued, which would include the right to vote separately or as a single class with the common stock and/or other series of preferred stock; to have more or less voting power per share than that possessed by the common stock or other series of preferred stock; and to vote on specified matters presented to the stockholders or on all of such matters or upon the occurrence of any specified event or condition. On liquidation, dissolution or winding up of eAcceleration, the holders of preferred stock may be entitled to received preferential cash distributions fixed by the board of directors when creating the particular preferred stock series before the holders of the common stock are entitled to receive anything. Preferred stock authorized by the board of directors could be redeemable or convertible into shares of any other class or series of stock of eAcceleration.

     The issuance of preferred stock by the board of directors could adversely affect the rights of holders of the common stock by, among other things, establishing preferential dividends, liquidation rights or voting powers. The issuance of preferred stock could be used to discourage or prevent efforts to acquire control of eAcceleration through the acquisition of shares of common stock.

ANTI-TAKEOVER PROVISIONS

     Our certificate of incorporation contains provisions which may be deemed to be "anti- takeover" in nature in that such provisions may deter, discourage or make more difficult the assumption of control of eAcceleration by another entity or person. In addition to the ability to issue preferred stock, these provisions include a requirement for a vote of 66-2/3% of the stockholders in order to approve a number of transactions including mergers and sales or transfers of all or substantially all of our assets.

    The Delaware  Corporation  Law further  contains  anti-takeover  provisions.
Section 203 of the Delaware Corporation Law provides, with a number of exceptions, that as a Delaware corporation, we may not engage in any of a broad range of business combinations with an "interested stockholder", that is, a person who owns 15% or more of our outstanding voting stock, for a period of three years from the date that such person became an interested stockholder unless:

     - the transaction resulting in a person's becoming an interested stockholder, or the business combination, is approved by our board of directors before the person becomes an interested stockholder;

     - the interested stockholder acquires 85% or more of our outstanding voting stock excluding shares owned by persons who are both our officers and directors, and shares held by employee stock ownership plans; or

     - the business combination is approved by our board of directors and by the holders of at least 66-2/3% of our outstanding voting stock at an annual or special meeting, excluding shares owned by the interested stockholder.

TRANSFER AGENT

     The transfer agent for the common stock will be American Stock Transfer & Trust Co., 40 Wall Street, New York, New York 10005.

                                     EXPERTS

     Our financial statements as of December 31, 1999 and for each of the years in the two-year period ended December 31, 1999, appearing in this prospectus and registration statement have been audited by McKennon, Wilson & Morgan, LLP, independent auditors, as set forth in their report on such financial statements, appearing elsewhere in this prospectus and in this registration statement, and are included in reliance upon such reports given upon the authority of said firm as experts in accounting and auditing.

                                  LEGAL MATTERS

     The validity of the shares offered in this offering will be passed upon for us by Kaufman & Moomjian, LLC, Mitchel Field, New York.


                       WHERE YOU CAN FIND MORE INFORMATION

     This prospectus is part of a registration statement on Form SB-2 under the Securities Act that we filed with the SEC with respect to the shares offered by this prospectus. We have authorized no one to provide you with any information other than that provided in the prospectus. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in the prospectus is accurate as of any date other than the date on the front cover of the document.

     This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedule filed with the registration statement. For further information about us and the shares offered by this prospectus, reference is made to the registration statement and its exhibits and schedules. A copy of the registration statement and its exhibits and schedules may be inspected without charge at the public reference facilities maintained by the SEC in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from such office upon the payment of the fees prescribed by the SEC and at the SEC regional offices located at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048. Please call the SEC at 1-800-SEC-0330 for further information about its public reference room.

     The SEC maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants, including us, that file electronically with the SEC. The Internet address of the website is http://www.sec.gov. Our registration statement and the exhibits and schedules we filed electronically with the SEC are available on this site. An electronic format of this prospectus is also available on our Internet website, at http://www.eacceleration.com/ipo. The other information contained on this website or any other website is not part of this prospectus. The Internet addresses contained in this paragraph and throughout this prospectus are inactive textual references only.


     As of the date of this prospectus, we will become subject to the informational requirements of the Securities Exchange Act of 1934, and we will file reports and other information with the SEC. Such reports and other information can be inspected and/or obtained at the locations and websites set forth above.

            INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


Independent auditors' report . . . . . . . . . . . . . . . . . . . . . . .   F-2

Consolidated financial statements:

  Consolidated balance sheets - December 31, 1999 and March 31, 2000
  (unaudited). . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   F-3

  Consolidated statements of income for each of the years in the two-year period ended December 31, 1999 and the three months ended March 31, 1999 and 2000
  (unaudited) . . . . . . . . . . . . . . . . . . F-4

  Consolidated  statements of stockholders'  equity for each of the
  years in the   two-year period ended December 31, 1999 and the three
  months ended March 31, 2000 (unaudited). . . . . . . . . . . . . . . . .   F-5

  Consolidated statements of cash flows for each of the years in the two-year period ended December 31, 1999 and the three months ended March 31, 1999 and
  2000 (unaudited) . . . . . . . . . . . . F-6

  Notes to consolidated financial statements . . . . . . . . . . . . . . .   F-7

                          INDEPENDENT AUDITORS' REPORT


Board of Directors
eAcceleration Corp.

We have audited the accompanying consolidated balance sheet of eAcceleration Corp., and its subsidiary Acceleration Software International Corporation (the "Company"), as of December 31, 1999, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the two-year period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of eAcceleration Corp., as of December 31, 1999, and the results of their operations and their cash flows for each of the years in the two-year period ended December 31, 1999, in conformity with generally accepted accounting principles.

/s/ McKennon, Wilson & Morgan LLP


Irvine, California March 16, 2000, except for Notes 7 and 11, for which the date is May 1, 2000

                              EACCELERATION CORP.

                           CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                           December 31, 1999       March 31, 2000
                                                        -----------------       --------------
                                                                                 (unaudited)
Current assets:
                                                                                <C
  Cash and cash equivalents                             $     329,483           $   337,300
  Accounts receivable, net of allowance for doubtful
    accounts of $46,750 and $50,000, respectively             717,943               881,252
  Unbilled receivables                                        139,547                 4,225
  Other current assets                                        108,891               109,337
                                                        -------------           -----------
     Total current assets                                   1,295,864             1,332,114

Property and equipment, net                                   102,141               118,501
Patents and trademarks, net                                    80,216                77,050
Deferred offering costs                                       333,546               425,032
Long-term receivable                                           52,415                63,785
                                                        -------------           -----------

                                                        $   1,864,182           $ 2,016,482
                                                        =============           ===========



                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable                                      $     745,034           $   725,949
  Accrued liabilities                                         134,799               116,791
                                                        -------------           -----------
    Total current liabilities                                 879,833               842,740
                                                        -------------           -----------

Commitments and contingencies (Note 7)

Stockholders' equity:
  Common stock,  par value $.0001;  100,000,000  shares  authorized;  34,300,000 shares issued and outstanding at December 31, 1999 and
   March 31, 2000 (unaudited)                                   3,430                 3,430
  Additional paid-in capital                                  350,205               439,533
  Retained earnings                                           630,714               730,779
                                                        -------------           -----------
    Total stockholders' equity                                984,349             1,173,742
                                                        -------------           -----------

                                                        $   1,864,182           $ 2,016,482
                                                        =============           ===========


       See accompanying notes to these consolidated financial statements

                               EACCELERATION CORP.
                        CONSOLIDATED STATEMENTS OF INCOME


                                                                      Year Ended December 31,      Three Months Ended March 31
                                                                        1998           1999          1999               2000
                                                                        ----           ----          ----               ----
                                                                                                           (unaudited)
Revenues:
    License                                                           $ 1,919,149   $ 2,014,600    $   356,308        $   314,678
    Internet                                                                    -     2,744,869        209,752          1,616,440
                                                                      -----------   -----------    -----------        -----------
                                                                        1,919,149     4,759,469        566,060          1,931,118
                                                                      -----------   -----------    -----------        -----------

Cost and expenses:
    Software development
      and products                                                        919,895     1,053,754        200,156            330,640
    Sales and marketing                                                   369,336     2,395,129        256,233          1,267,421
    General and administrative                                            409,071       641,707        107,665            233,767
    Reduction in reserves
      for claims                                                          (28,542)            -              -                  -
                                                                      -----------   -----------    -----------        -----------
                                                                        1,669,760     4,090,590        564,054          1,831,828
                                                                      -----------   -----------    -----------        -----------

Income from operations                                                    249,389       668,879          2,006             99,290
                                                                      -----------   -----------    -----------        -----------

Other income (expense):
    Interest income                                                        49,499         5,219          1,733              1,122
    Interest expense                                                       (6,557)         (563)          (411)              (347)
    Other                                                                     150             -              -                  -
                                                                      -----------   -----------    -----------        -----------
                                                                           43,092         4,656          1,322                775
                                                                      -----------   -----------    -----------        -----------

Net income                                                            $   292,481   $   673,535    $     3,328        $   100,065
                                                                      ===========   ===========    ===========        ===========

Basic and diluted earnings
  per common share                                                    $      0.01   $      0.02    $         -        $         -
                                                                      ===========   ===========    ===========        ===========

Pro forma financial data (unaudited):

    Pro forma net income                                                            $   444,533                       $    66,043
                                                                                    ===========                       ===========
    Pro forma basic and dilutive
      earnings per common share                                                     $      0.01                       $         -


          See accompanying notes to consolidated financial statements including "Note 2 - Income Taxes" and " Pro Forma Financial Data."

                               eACCELERATION CORP.

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

  For Each of the Years in the Two-Year Period Ended December 31, 1999 and for the Three Months Ended March 31, 2000 (unaudited)



                                                           Additional
                                       Common Stock          Paid-in                         Treasury    Stockholders'
                                   Shares        Amount      Capital     Retained Earnings     Stock        Equity
                                   ------        ------      -------     -----------------     -----     -------------

Balances, January 1, 1998        34,300,000    $  3,430    $  113,454      $    419,939    $ (115,000)   $   421,823

Distributions to stockholders             -           -             -          (350,000)            -       (350,000)

Fair value of officer services            -           -       104,000                 -             -        104,000

Net income                                -           -             -           292,481             -        292,481
                                 ----------    --------    ----------      ------------    -----------   -----------
Balances, December 31, 1998      34,300,000       3,430       217,454           362,420       (115,000)      468,304

Value of stock options issued
  to non-employees                        -           -       128,751                 -              -       128,751

Distributions to stockholders             -           -             -          (390,241)             -      (390,241)

Cancellation of treasury stock            -           -      (100,000)          (15,000)       115,000             -

Fair value of officer services            -           -       104,000                 -              -       104,000

Net income                                -           -             -           673,535              -       673,535
                                 ----------    --------    ----------      ------------    -----------   -----------
Balances, December 31, 1999      34,300,000       3,430       350,205           630,714              -       984,349

Fair value of officer services
(unaudited)                               -           -        26,000                 -              -       26,000

Value of stock options issued
to non-employees (unaudited)              -           -        63,328                 -              -       63,328

Net income (unaudited)                                                          100,065                     100,065
                                 ----------    --------    ----------      ------------    -----------   ----------

Balances, March 31, 2000
(unaudited)                      34,300,000    $  3,430    $  439,533      $    730,779    $         -   $1,173,742
                                 ==========    ========    ==========      ============    ===========   ==========



        See accompanying notes to these consolidated financial statements
                               eACCELERATION CORP.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                               Year Ended              Three Months Ended
                                                                              December 31,                 March 31,
                                                                            1998       1999            1999            2000
                                                                            ----       ----            ----            ----
                                                                                                            (Unaudited)
Cash flows from operating activities:

  Net income                                                              $  292,481  $  673,535    $    3,328    $  100,065
  Adjustments to reconcile net income to net
    cash provided by operating activities:
       Depreciation and amortization                                          54,073      52,833         4,861        12,422
       Increase in allowance for doubtful accounts                                 -      46,750         5,000         3,250
       Provision for write down of inventory                                  13,053           -             -             -
       Value of stock options issued                                               -     128,751             -        63,328
       Fair value of officer services                                        104,000     104,000        26,000        26,000
       Changes in operating assets and liabilities:
          Accounts receivable                                               (241,667)   (523,025)      167,105      (166,560)
          Unbilled receivables                                                     -    (139,547)                    135,322
          Other current assets                                               (11,012)   (108,891)            -          (446)
          Long term receivable                                                     -     (52,415)            -       (11,369)
          Accounts payable                                                    (7,507)    695,598        34,590       (19,084)
          Accrued liabilities                                                 (8,691)     62,982        65,616       (18,008)
          Other current liabilities                                          (91,546)    (14,528)       42,989             -
                                                                          ----------- -----------   -----------   -----------
  Net cash provided by operating activities                                  103,184     926,043       349,489       124,920
                                                                          ----------- -----------   -----------   -----------

Cash flows from investing activities:
  Purchases of equipment                                                     (32,306)    (77,211)      (27,262)      (25,617)
  Patent and trademark expenditures                                          (35,927)    (28,922)            -             -
                                                                          ----------- -----------   -----------   -----------
  Net cash used in investing activities                                      (68,233)   (106,133)      (27,262)      (25,617)
                                                                          ----------- -----------   -----------   -----------

Cash flows from financing activities:
  Deferred Offering Costs                                                          -    (333,546)            -       (91,486)
  Payments on capital lease obligations                                      (15,514)     (5,833)       (5,833)            -
  Distributions to stockholders                                             (350,000)   (390,241)      (20,000)            -
  Repurchase of common stock                                                       -           -             -             -
                                                                          ----------- -----------   -----------   -----------
  Net cash used in financing activities                                     (365,514)   (729,620)      (25,833)      (91,486)
                                                                          ----------- -----------   -----------   -----------

Net increase (decrease) in cash and cash equivalents                        (330,563)     90,290       296,394         7,817

Cash and cash equivalents at beginning of period                             569,756     239,193       239,193       329,483
                                                                          ----------- -----------   -----------   -----------

Cash and cash equivalents at end of period                                $  239,193  $  329,483    $  535,587    $  337,300
                                                                          =========== ===========   ===========   ===========

Supplemental disclosure of cash flow information-
  Cash paid during the period for interest                                $    6,557  $      563    $      411    $      347
                                                                          ==========  ===========   ===========   ===========


        See accompanying notes to these consolidated financial statements
                               eACCELERATION CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1   ORGANIZATION AND HISTORY

ORGANIZATION AND NATURE OF OPERATIONS

eAcceleration Corp., a Delaware corporation, (the "Company"), was incorporated on November 1, 1999. At such time, the Company acquired 100% of the issued and outstanding common stock of Acceleration Software International Corporation, a Washington corporation ("ASIC"). ASIC was formed in June 1995 as Ballard Synergy Corporation and immediately merged with Ballard Synergy Corporation, a Nevada corporation ("Ballard"), and changed its name in 1996. Ballard was originally incorporated in the state of Nevada in 1987. In connection with the Company's acquisition of ASIC, the Company issued one share for every two shares of ASIC that was issued and outstanding at such time. This acquisition of ASIC by eAcceleration was accounted for at historical bases similar to a pooling of interest since the companies were under common control.

Beginning in late 1998, the Company has provided an integrated suite of websites which allow Internet users to receive free products in exchange for using the Company's home page as their start page. The Company sells online advertising space to online media buyers and merchants who can be assured they will reach a relatively captive and targeted set of Internet users. The Company is thus able to sell to such customers no-risk advertising based on quantifiable actions by Internet users on a per click-through, per download or per sign-up basis. The Company provides co-branding and marketing services from its websites.

Since inception, the Company has developed software that primarily increases the speed of processing by computers, computer accessories and software. The Company's principal products are web browser, CD-ROM and hard disk accelerators. The Company licenses such software in Asia.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES

PRINCIPLES OF CONSOLIDATION

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary. All inter-company accounts have been eliminated in consolidation.

REVENUE RECOGNITION

The Company has revenue sources from software products, license sales and online advertising services. Management believes its revenue recognition policies are in conformity with the American Institute of Certified Public Accountants, Statements of Position ("SOP)" 97-2, "Software Revenue

                              EACCELERATION CORP.

Recognition," and 98-4, "Deferral of the Effective Date of a Provision of SOP 97-2, Software Revenue Recognition."

Revenue from license fees and from sales of software products is recognized when persuasive evidence of an agreement exists, delivery of the product has occurred, no significant Company obligations with regard to implementation remain, the fee is fixed or determinable and collectibility is probable. Payments received from distributors of these products are recorded as deferred revenues until revenues are recognized as set forth above. Maintenance and support of software is not significant.

Revenue from software developed for customers which require significant production, modification or customization of software is recognized in a manner which approximates SOP 81-1, "Accounting for Performance of Construction-Type and Certain Production-Type Contracts." Specifically, the Company uses the percentage of completion method based on labor costs incurred. At the time a contract is known to result in a loss at completion, the Company records a charge to operations. Billings in excess of costs on uncompleted contracts are reflected as deferred revenues. Costs in excess of billings on uncompleted contracts are recorded as unbilled revenue included in accounts receivable.

Advertising revenues consist of web banner advertising and anchor positions. A banner, the most common form of advertisement on the web, directly links a consumer to the advertiser's website or promotion through a box on the website which may be transitory. An anchor position, consisting of an advertiser's position on the Company's website, consists of a link to the advertiser's website which remains in a designated position until the advertising position is removed from the website. Banner advertising and anchor position revenues can be based on impressions, click-throughs, sign-ups, or downloads. Revenues from contracts based on impressions, click-throughs, sign-ups and downloads are recognized in the period in which visitors execute these pre-defined actions. The rates for impressions range up to $5.00 per thousand actions and the rates for click-throughs range up to $400.00 per thousand actions. Sign-ups are billed at the rate of up to $22.50 each and downloads are billed at the rate of up to $5.00 each.

During 1999, the Company commenced Internet revenue sharing programs with eight companies, under which the Company is to receive a portion of such companies' sales originating from our websites ranging from 3% to 50%. The Company's revenues derived from revenue sharing programs during the year ended December 31, 1999 and the three-month period ended March 31, 2000 (unaudited) have been inconsequential.

ALLOCATION OF EXPENSES AND RELATED DISCLOSURE

In accordance with Securities and Exchange Commission ("SEC"), Staff Accounting Bulleting ("SAB") Topic 1:b.1 "Allocation of expenses and related disclosure in financial statements", the

                               EACCELERAION CORP.

Company has reflected in operations the estimated fair value of unpaid and unearned services by its chairman amounting to $104,000 for the years ended December 31, 1998 and 1999 and $26,000 for the three months ended March 31, 2000 (unaudited). Such amounts are reflected as contributed capital since the estimated fair value of these services will not be paid by the Company.


ADVERTISING COSTS

Advertising costs are expensed as incurred.

RESEARCH AND DEVELOPMENT COSTS

Research and development costs are expensed as incurred.

CASH AND CASH EQUIVALENTS

The Company considers all highly liquid instruments purchased with a maturity of less than three months to be cash equivalents.

PROPERTY AND EQUIPMENT

Property and equipment are recorded at cost and are depreciated using the double declining method over the estimated useful lives of the related assets, ranging from three to seven years. Maintenance and repairs are charged to expense as incurred. Significant renewals and betterments are capitalized. At the time of retirement or other disposition of property and equipment, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in operations.

SOFTWARE DEVELOPMENT COSTS

Statement of Financial Accounting Standards ("SFAS") No. 86, "Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed," states that all costs incurred in connection with the development of software subsequent to technological feasibility should be capitalized until such time that the software is available to customers. The Company believes its current process for developing software is essentially completed concurrent with the establishment of technological feasibility and, as such, no costs have been capitalized to date.

DEFERRED OFFERING COSTS

Direct costs incurred in connection with the Company's initial public offering (the "Offering") are capitalized. Advertising costs relating to the Offering are expensed as incurred. In the event the Offering is unsuccessful, the Company will charge these costs to operations.

                              EACCELERATION CORP.

PATENTS AND TRADEMARKS

Patents and trademarks are recorded at cost and are amortized using the straight-line method over the estimated useful lives of the related assets ranging from three to five years.

IMPAIRMENT OF LONG-LIVED ASSETS

The Company accounts for impairment of long-lived assets under the provisions of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of." This statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. At present, the Company reviews for impairment annually.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company has financial instruments whereby the fair value of the financial instruments could be different than that recorded on a historical basis in the accompanying balance sheet. The Company's financial instruments consist of cash and cash equivalent accounts and other receivables and accounts payable. The carrying amounts of the Company's financial instruments generally approximate their fair values as of December 31, 1999 and March 31, 2000 (unaudited).

EARNINGS PER SHARE

In February 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 128, "Earnings Per Share" ("EPS"). SFAS No. 128 requires dual presentation of basic EPS and diluted EPS on the face of all income statements issued after December 15, 1997, for all entities with complex capital structures. Basic EPS is computed as net income divided by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur from common shares issuable through stock options, warrants and other convertible securities. The table set forth below reconciles the components of the basic net income per share calculation to the diluted net income per share.

                              EACCELERATION CORP.



                                                        December 31,                    March 31,
                                                        ------------                    ---------
                                                    1998           1999            1999           2000
                                                    ----           ----            ----           ----
Weighted average shares outstanding - Basic     34,300,000      34,300,000      34,300,000     34,300,000
Effect of dilutive stock options                         -         107,088               -        156,152
                                                ----------      ----------      ----------     ----------
Weighted average shares outstanding - Dilutive  34,300,000      34,407,088      34,300,000     34,456,152
                                                ==========      ==========      ==========     ==========


Stock options outstanding in 1998 had no material impact on weighted average shares outstanding during 1998.

INCOME TAXES

The Company elected to be taxed under Subchapter S of the Internal Revenue Code. Accordingly, profits and losses are reflected in the individual income tax returns of the stockholders. Income taxes are not material to the consolidated financial statements. Upon the first closing of the Offering, the Company's S-corporation status will be terminated.

PRO FORMA FINANCIAL DATA

Included in the accompanying consolidated statements of income are pro forma financial data (unaudited) reflecting pro forma net income and earnings per share assuming the Company was taxed as a C-Corporation from the beginning of the most recent annual statement of income and the most recent interim period, assuming that the Company's estimated federal tax rate would be approximately 34%. There are no material state income taxes incurred by the Company; however, the Company pays a business tax based on certain revenues, which are not classified as income taxes. Unaudited pro forma income tax expense for the year ended December 31, 1999 and the three months ended March 31, 2000 is $229,002 and $34,022, respectively.


The Company entered into two employment agreements on November 1, 1999 (see Note
7). Each employment agreement provides for the payment of a bonus based on 2.5% of the Company's pretax income which is defined as income before taxes, interest, depreciation, amortization and extraordinary items in the immediately preceding fiscal year. The accompanying pro forma financial data does not include the effects of these two bonuses because the agreements will not be effective until the first closing of this offering, and no bonuses will be paid based on 1999 income. If such bonuses were to be paid under the agreements, the pro forma bonus expense for the year ended December 31, 1999 and the three months ended March 31, 2000, would have been $36,347 and $5,642, respectively.

                              EACCELERATION CORP.

RISKS, UNCERTAINTIES AND CONCENTRATIONS

The Company's operations are subject to new innovations in product design and function. Significant technological changes can have an adverse effect on product lives. Design and development of new products are important elements to achieve profitability in this industry segment. The Company, at times, maintains cash balances at a certain financial institution in excess of amounts insured by Federal agencies.

The Company provides credit in the normal course of business to customers throughout the United States and Asia. The Company has a policy to perform credit evaluations on all customers with significant orders. The Company does not obtain collateral with which to secure its accounts receivable. The Company maintains reserves for potential credit losses based upon the Company's historical experience related to credit losses. See Note 10 for discussion of revenue concentrations.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could materially differ from those estimates.

UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS


The interim consolidated financial data as of March 31, 2000, and for the three months ended March 31, 1999 and 2000, is unaudited; however, in the opinion of management, the interim data includes all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the Company's financial position of March 31, 2000, and the results of their operations and their cash flows for the three months ended March 31, 1999 and 2000.

STOCK COMPENSATION

During 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation," which defines a fair value based method of accounting for stock-based compensation. However, SFAS No. 123 allows an entity to continue to measure compensation cost related to stock and stock options issued to employees using the intrinsic method of accounting prescribed by Accounting Principles Board Opinion No. 25 ("APB 25"), "Accounting for Stock Issued to Employees." Entities electing to remain with the accounting method of APB 25 must make pro forma disclosures of net income and earnings per share, as if the fair value method of accounting defined in SFAS No. 123 had been applied. The Company has elected to account for its stock-based compensation to employees under APB 25.

                              EACCELERATION CORP.

COMPREHENSIVE INCOME

In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income." This statement establishes standards for reporting the components of comprehensive income and requires that all items that are required to be recognized under accounting standards as components of comprehensive income be included in a financial statement that is displayed with the same prominence as other financial statements. Comprehensive income includes net income, as well as certain non-shareholder items that are reported directly within a separate component of stockholders' equity and bypass net income. The Company has adopted the provisions of this statement in 1998, with no impact on the accompanying consolidated financial statements.

DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION

In June 1997, the FASB issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." The provisions of this statement require disclosures of financial and descriptive information about an enterprise's operating segments in annual and interim financial reports issued to stockholders. The statement defines an operating segment as a component of an enterprise that engages in business activities that generate revenue and incur expense, whose operating results are reviewed by the chief operating decision-maker in the determination of resource allocation and assessing performance, and for which discrete financial information is available. The Company has adopted the provisions of this statement in 1999 with the impact on the accompanying consolidated financial statements being reflected in Note 10.

ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, effective for all fiscal quarters of fiscal years beginning after June 15, 2000. SFAS No. 133 establishes standards for the accounting and reporting of derivative instruments and hedging activities, including certain derivative instruments embedded in other contracts. Under SFAS No. 133, entities are required to carry all derivative instruments at fair value on their balance sheets. The accounting for changes in the fair value (i.e., gains or losses) of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging activity and the underlying purpose for it. The Company does not believe that the adoption of SFAS No. 133 will have a significant impact on the Company's consolidated financial statements or related disclosures.

                              EACCELERATION CORP.

NOTE 3 - PROPERTY AND EQUIPMENT

Property and equipment consist of the following as of December 31, 1999:


                                                       December 31,
                                                           1999
                                                           ----
Equipment                                              $  301,531
Furniture and fixtures                                     15,886
Vehicles                                                   39,987
                                                       ----------
                                                          357,404

Less accumulated depreciation                            (255,263)
                                                       ----------
                                                       $  102,141
                                                       ==========


During the years ended December 31, 1998 and 1999, depreciation expense totaled $49,103 and 39,846 respectively.

NOTE 4  PATENTS AND TRADEMARKS

Patents and trademarks consist of the following as of December 31, 1999:


                                                       December 31,
                                                           1999
                                                           ----
Patents                                                $  108,990
Trademarks                                                  5,973
                                                       ----------
                                                          114,963

Less accumulated amortization                             (34,747)
                                                       ----------
                                                       $   80,216
                                                       ==========


                              EACCELERATION CORP.

NOTE 5- DEFERRED OFFERING COSTS

The Company capitalizes its direct Offering costs. At December 31, 1999 and March 31, 2000, deferred Offering costs consist of the following:


                                                    December 31,         March 31,
                                                       1999                2000
                                                       ----                ----

        Legal fees and expenses                     $   164,054          $  248,446
        Accounting fees and expenses                     73,371              80,465
        Blue Sky fees and expenses                       48,466              48,466
        Printing and engraving                           10,470              10,470
        Other                                            37,185              37,185
                                                    -----------          ----------
        Total                                       $   333,546          $  425,032
                                                    ===========          ==========



Advertising expenses of $20,000 and approximately $90,000 (unaudited) relating to the Offering incurred in 1999 and the three months ended March 31, 2000, respectively have been expensed as incurred. At December 31, 1999 and March 31, 2000, amounts due for direct costs incurred in connection with the Offering were $169,993 and $205,865 (unaudited), respectively.

NOTE 6- LONG-TERM RECEIVABLE

During 1999 the Company entered into an agreement with an unrelated party to provide download and Internet advertising services. The Company earns $5.00 per download based on advertising and download services, as defined. The Company has the option to receive payment in cash or common stock at a rate of five dollars per share commencing March 2001. The contract expires on the earlier of (a) July 1, 2005 or (b) two years from a milestone date if such milestone is not achieved by the Company. In addition, the Company may earn options to purchase up to 110,000 shares of this entity's common stock, if such milestones are achieved. If this receivable is paid in common stock, the investment will be recorded under the cost method because the investment does not constitute a material holding in the investee and the common stock to be received is not publicly traded. Management will evaluate the carrying value quarterly to determine if impairment of such asset exists.

NOTE 7 - COMMITMENTS AND CONTINGENCIES

OPERATING LEASES

The Company currently leases two facilities that hold all of the Company's operations. One of these leases was extended in February 1999 for an additional five years. As a result of this extension, the lease expires in the year 2005. The lease requires monthly payments of $1,874.

                              EACCELERATION CORP.

In December 1999, the Company entered into a lease agreement with a four-year term for an additional 10,000 square-foot facility. The lease requires monthly payments of $7,643 for months one through four and $8,492 for months five through 12. All remaining payments are increased by $0.30 per square foot annually. The Company has the option of terminating the lease at the end of the second year.

The Company's future annual minimum lease payments under all noncancelable operating leases at December 31, 1999, are as follows:


                Year Ending
                December 31,
                ------------

                   2000                            $ 122,503
                   2001                              127,174
                   2002                               31,236
                   2003                               22,491
                   2004                               22,491
                Thereafter                             1,874
                                                   ---------
                                                   $ 327,769
                                                   =========


Total rent expense for the years ended December 31, 1998 and 1999 and for the three-month periods ended March 31, 1999 and 2000, amounted to $20,628, $23,539, $6,295 (unaudited) and $31,426 (unaudited) respectively.


LITIGATION

The Company is subject to a limited number of claims and actions which arise in the ordinary course of business. The litigation process is inherently uncertain, and it is possible that the resolution of the Company's existing and future litigation may adversely affect the Company. Management is unaware of any matters that may have material impact on the Company's financial position, results of operations or cash flows.

EMPLOYMENT AND CONSULTING CONTRACTS

As of July 12, 1999, the Company entered into a consulting agreement with Millennium Capital Quest relating to services consisting of advice on various alternatives in raising capital, public relations and marketing, and advice regarding corporate structuring and management structuring. The terms of the contract included, among others, payments of up to an aggregate of $187,500 and a grant of options, at an exercise price of $4.78 per share, as amended, to the consultant to purchase 34,300 shares of common stock of the Company. The consultant has received $37,500 under the terms of the consulting agreement. The consulting agreement was terminated in May 2000, and under the terms of the termination agreement, the consultant will receive no additional payments, remuneration or reimbursements. In addition, the consultant retained 34,300 options at an exercise price of $4.78 per share of common stock. Twenty percent of the options became exercisable upon the execution of the termination agreement and the remaining options become exercisable in equal annual increments over four years commencing on May 1, 2001 and these options expire April 30, 2010. Neither the consultant nor any affiliate of the consultant is participating in the Offering.


On November 1, 1999, the Company entered into employment agreements with its two shareholders. Each of these agreements are for a period of five years and each provides compensation annually in the amount of $104,000 and a bonus based on 2.5% of earnings before income taxes depreciation, amortization and extraordinary items of the immediately preceding year. Such agreements become effective on the date of the first closing of the initial public offering, and no bonuses will be paid on 1999 income.

NOTE 8 - STOCKHOLDERS' EQUITY

CONTINGENT SHAREHOLDER DISTRIBUTION, AND CONSTRUCTIVE DIVIDEND AND CAPITAL CONTRIBUTION

Upon the closing of the Offering, the Company will make a distribution of total stockholders' equity in excess of $578,750 from retained earnings to its two stockholders. The stockholders have elected not to distribute the balance of $578,750 upon the termination of its S-Corporation status (see Note 2). Accordingly, upon the first closing of the Offering, the Company will record a reduction in total stockholders' equity equal to the difference between total stockholders' equity and $578,750. After such distribution, the Company will record any amounts remaining in retained earnings as a constructive dividend, and will increase additional paid-in capital by this amount as a deemed contribution of capital.

COMMON STOCK PURCHASE OPTIONS

In 1995, the Board of Directors of ASIC adopted the 1995 Stock Option Plan (the "1995 Plan") pursuant to which officers, directors and employees of the Company were eligible to receive options to purchase common stock of the Company. Options to purchase 27,500 shares were granted at $0.70 per share, vest over four years and expire ten years from the date of grant. As of December 31, 1998, the Company had 27,500 options outstanding and exercisable.

On June 1, 1999, the Board of Directors of ASIC adopted the 1999 Stock Option Plan (the "1999 Plan"). Under the 1999 Plan, the Company may issue up to
5,000,000 shares of common stock. The 1999 Plan is administered by the Compensation Committee of the Board of Directors of the Company, which determines the terms and conditions of the options granted, including exercise price, number of options granted and the schedule of when the options become exercisable. Incentive stock options may only be issued to employees and generally vest evenly over ten years from the date of

                              EACCELERATION CORP.

grant and may not, in any case, vest beyond ten years from the date of grant. Non-qualified stock options issued to non-employees vest evenly and become exercisable over a period of five years from the date of the grant. Forfeitures are returned to the plan and become available for grant. Vesting of the employee options and non-employee options can only be accelerated in the event that there is a merger, consolidation or transfer of substantially all of the assets of the Company, and the successor to such transaction does not assume the obligations relating to the options. Incentive stock options have an exercise price of no less than the estimated fair value of the underlying shares of the Company's common stock at the date of grant and non-qualified stock options have an exercise price of not less than 85% of the estimated fair value of the underlying stock on the date of grant. The Company shall not issue any options or warrants with an exercise price of less than 85% of fair value of the underlying shares of its common stock on the date of the grant.


From July 1, 1999 to December 31, 1999, the Company granted employees options, net of cancellations, to purchase an aggregate of 717,500 shares of common stock each of which currently have an exercise price of $5.63 per share. The Company also granted non-employees options to purchase 251,800 shares of common stock, each of which currently have an exercise price of $4.78 per share. Non-employees consist of non-employee directors providing advisory services relating to strategic planning, operations and capitalization, as well as other consultants providing technical consulting services relating to online marketing and online media, software testing, servers and bandwidth and programming, accounting services, legal services relating to patents and trademarks and financial public relations and marketing services. All non-employee grants, except those issued to Millennium Capital Quest, were granted under the 1999 Plan, and are subject to the terms discussed above.


The Board of Directors has established the estimated fair value of the Company's common stock as of July 1, 1999, to be $5.63 per share, based on the Offering price per share of $6.25, less a customary ten percent de minimus discount which the Board believes is proper because the shares issuable upon exercise of the options are "restricted securities" under the Securities Act. This estimated fair value was used to establish the exercise prices of its stock options and as such, no compensation was charged to operations with respect to options granted to employees in 1999.


With respect to options issued to employees as discussed above, on October 31, 1999, the Company granted to its then chief financial officer options to purchase 150,000 shares. As a result of his resignation as chief financial officer in February 2000 (see Note 11) and his agreement to serve as a consultant to the Company, these options were amended so that he currently has options to purchase 10,000 shares of the Company's common stock at an exercise price of $4.78 per share, which shall become fully vested and exercisable upon the shares of the Company's common stock becoming publicly traded. In connection with the amendment to this stock option grant, the Company will charge operations $43,270 for the estimated fair value of the options to purchase 10,000 shares of Common Stock upon the close of the Offering.

                               EACCELERATIN CORP.

             NOTS TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED) Options to purchase an aggregate of 251,800 shares of common stock issued to non-employees were valued based on the Black-Scholes valuation model which considers volatility, among other factors (see below under "Pro Forma Disclosure" for discussion of these factors). Future annual aggregate compensation for non-employee stock options to be charged to future operations over the five-year vesting period as of December 31, 1999 is as follows:


          Year Ending
          December 31
          -----------

             2000               $  253,311
             2001                  253,311
             2002                  253,311
             2003                  253,311
             2004                  143,422
                                ----------
                                $1,156,666
                                ==========


Compensation charges during the year ended December 31, 1999 and the three months ended March 31, 2000 were $128,751 and $63,328, respectively.

Stock option activity under the 1995 Plan and 1999 Plan was as follows:


                                                                        Range of
                                              Number              Exercise
                                            of Shares              Prices
                                            ---------             --------

Outstanding, January 1, 1998                   27,500           $     0.70
Options granted                                     -                    -
                                            ---------           ----------
Outstanding, December 31, 1998                 27,500           $     0.70
Options granted                             1,069,300            4.78-5.63
Options canceled                             (100,000)           4.78-5.63
                                            ---------           ----------
Outstanding, December 31, 1999                996,800           $0.70-5.63
Options granted (unaudited)                    10,000                 4.78
Options canceled (unaudited)                 (212,500)                5.63
                                            ---------           ----------
Outstanding, March 31, 2000 (unaudited)       794,300           $0.70-5.63
                                            =========           ==========


                              EACCELERATION CORP.

The following table summarizes stock options outstanding at December 31, 1999:


                                       Option Outstanding                           Options Exercisable
                        -----------------------------------------------------    ---------------------------

                                                Average         Weighted        Number            Weighted
                             Number            Remaining        Average       Exercisable         Average
Exercise Price           Outstanding at     Contractual Life    Exercise       December           Exercise
    Prices              December 31, 1999       (Years)          Price         31, 1999            Price
--------------          -----------------   -----------------   --------      -----------         --------

   $ 0.70                    27,500               5.71           $ 0.70          27,500            $ 0.70
     4.78                   251,800              10.00             4.78             -                  -
     5.63                   717,500              10.00             5.63             -                  -
                            -------                                              ------
                            996,800               9.79             5.28          27,500              0.70
                            =======                                              ======



PRO FORMA DISCLOSURE

Had compensation cost for the Company's employee stock options been determined consistent with SFAS No. 123 (see Note 2), the Company's reported net income of $673,535 and net income per share of $0.02 for the year ended December 31, 1999 would have been decreased to $529,932 and $0.02 per share, respectively, on a pro forma basis. For the three months ended March 31, 2000 the Company reported net income of $100,065. This would have been decreased to $37,950 on a pro forma basis. There was no pro forma effect on 1998 net income or basic and dilutive earnings per share. The fair value of each option granted to employees is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions for grants in 1999; no dividend yield, and expected volatility of 99%, a risk-free interest rate of 6.0%, and an expected option life of five years.

INITIAL PUBLIC OFFERING

In October 1999, the Board of Directors of the Company, authorized the Company's management to file a registration statement for an initial public offering (the "Offering") of the Company's common stock.

See Note 9 for treasury stock transaction with a related party.

NOTE 9 - RELATED PARTY TRANSACTIONS

In fiscal 1997, the Company repurchased all shares of the Company's common stock issued to a former director for $115,000 originally issued at $100,000. On August 31, 1999, the Board of Directors of ASIC approved the cancellation of such shares and, accordingly, the Company charged retained earnings in the amount of $15,000 for the difference between the original issuance price and the repurchase price.

                              EACCELERATION CORP.

NOTE 10 - SEGMENT AND OTHER INFORMATION

Geographical revenue information is based on the origin of the sales. Revenues by geographic region are as follows for the years ended December 31, 1998 and 1999 and for the three month periods ended March 31, 1999 and 2000:



                              December 31,                     March 31,
                         1998            1999            1999             2000
                         ----            ----            ----             ----

Asia                 $ 1,636,000     $ 2,014,600     $   356,308       $   314,678
United States            283,149       2,744,869         209,752         1,616,440
                     -----------     -----------     -----------       -----------
Total revenues       $ 1,919,149     $ 4,759,469     $   566,060       $ 1,931,118
                     ===========     ===========     ===========       ===========


During the year ended December 31, 1998, revenues from two unaffiliated customers accounted for 85% and 14% respectively, of total revenues. During the year ended December 31, 1999, revenues from one of these unaffiliated customers accounted for approximately 42% of the Company's total revenues and all of its software licensing revenues. During the three months ended March 31, 1999 and 2000, revenues from this unaffiliated customer accounted for approximately 63% and 16%, respectively, of the Company's total revenues and all of its software licensing revenues.


During the year ended December 31, 1999, another unaffiliated company accounted for 10% of total revenues. During the three months ended March 31, 2000, another unaffiliated company accounted for 25% of total revenues.


SYNCRONYS CONTRACT


On February 15, 1997, the Company entered into a distribution agreement for certain of its pre-packaged software products in the United States. In connection therewith, the Company generated revenues from sales for which a significant right of return existed up to 90 days from the date of shipment. Revenues were recorded to the extent the products were shipped, no right of return existed and the cash was received. The Company deferred revenues from billings for products shipped in 1997 totaling approximately $263,481 due to certain uncertainties with respect to collection of such amount since the customer disputed the contract and refused payment. In May 1998, the Company received its final payment in the amount of approximately $301,178, including interest. No shipments of products were made to this distributor subsequent to August 31, 1997. The Syncronys contract is no longer in effect.

                              EACCELERATION CORP.

POINTE CONTROL CONTRACT

In November 1995, the Company entered into a master agreement with Pointe Control, Inc. to produce various software products. In 1996, the Company amended the agreement to provide for the production of additional software products produced on CD ROM. In February 1998, the Company amended the terms of the agreement to provide for receipt of payment based on CDs sold by Pointe Control. Revenues for these products were recorded when the products were sold by Pointe Control and the cash was received, generally within thirty days from the date of sale. On August 14, 1998, the Company further amended its agreement to provide for the delivery of a master license for a specified product in which the Company would be paid $375,000 upon delivery and $375,000 over four months. The master was delivered in August 1998 and revenues were recorded upon delivery. No significant obligations remained with the Company, and all payments were guaranteed and collected as defined under the contract at the time of delivery.

On January 20, 1999, the Company further amended the contract to provide for the production and license of ten (10) specified software products in which a site license will be granted. This amendment specified certain payments to the Company totaling $2.2 million beginning February 7, 1999 through December 7, 1999, with a final payment of $200,000 due January 2000. The Company actually received $1.875 million during 1999 due to a verbal agreement between the parties. The amendment dated January 20, 1999, was further amended on October 14, 1999 to amend the payments and provide for additional payments from November 7, 1999 to May 7, 2000 of $150,000 per month. Total payments under these two amendments are $2.625 million. Revenues under the January 20, 1999 and October 14, 1999, amendments to design, produce and deliver these software products are recorded under the percentage of completion method as discussed in Note 2. During the year ended December 31, 1999 and the three months ended March 31, 2000, the Company recorded revenues of $2.014 million and $314,678 (unaudited), respectively, under this contract, as amended. The contract was estimated to be 77% and 89% (unaudited) complete at December 31, 1999 and March 31, 2000, respectively. No amounts have been deferred in connection with this arrangement at December 31, 1999 and March 31, 2000. Unbilled revenues included in accounts receivable amounted to $139,547 and $4,225 (unaudited) at December 31, 1999 and March 31, 2000, respectively. This contract currently represents the Company's sole source of revenues from software licensing. This agreement also provides for bonus payments of $400,000 for several of the Company's software products if any of such products' sales reach "top product" status based on sales totals as determined by a weekly Japanese online industry report. A product receives two points for being in the top ten on the industry report's best sellers list and one point for being listed 11th through 20th. Once a product has accumulated 18 points, it has achieved "top product status." The maximum possible bonus is $2,000,000.


The Company is currently negotiating with Sourcenext Corporation, a Japanese affiliate of Pointe Control, to enter into a distribution agreement with terms similar to those in the Pointe Control agreement, which would replace the Pointe Control agreement and provide a two-year stream of cash flows similar to the cash flows under the Pointe Control agreement. Although the Company's
                                      F-22

                              EACCELERATION CORP.

management believes that the Company will reach an agreement with Sourcenext, there is no assurance that this will occur. Failure to do so could have a materially adverse effect on the Company's results of operations, cash flows and financial condition. This is especially likely in the next two to six months during which time the Company would transition its personnel and other resources that are currently dedicated to fulfilling its obligations under the Pointe Control agreement to projects relating to increasing the Company's Internet advertising and marketing revenues.

NOTE 11 - SUBSEQUENT EVENTS

In February 2000, Shane H. Traveller resigned as the Company's chief financial officer. Upon his resignation, Mr. Traveller entered into a severance, settlement and general release agreement with the Company. Under this agreement, Mr. Traveller agreed to provide consulting services to the Company relating to marketing, financial, accounting and administration matters and other activities in which he was involved while he was the Company's chief financial officer. Under the agreement, Mr. Traveller will receive his remaining salary for February 2000 plus moving expenses, and will receive $26,000 upon the earlier of June 30, 2000 or the first closing of this offering and received $17,000 upon the Company's common stock becoming publicly traded. Additionally, of his options to purchase 150,000 shares of the Company's common stock originally granted to him in October 1999, he retained options to purchase 10,000 shares at an exercise price of $4.78 per share, as amended, which will become fully vested and exercisable upon the Company's common stock becoming publicly traded. All other options issued to Mr. Traveller have been canceled.


In  February  2000  and  April  2000,  the  Company  filed   amendments  to  its
registration statement in connection with the Offering of the Company's common stock.


See Note 7 for discussion of the termination of the Millennium contract as of May 1, 2000.

================================================================================

PROSPECTIVE  INVESTORS  MAY  RELY  ONLY  ON THE  INFORMATION  CONTAINED  IN THIS
PROSPECTUS. EACCELERATION HAS NOT AUTHORIZED ANYONE TO PROVIDE PROSPECTIVE INVESTORS WITH DIFFERENT OR ADDITIONAL INFORMATION. THIS PROSPECTUS IS NOT AN OFFER TO SELL NOR IS IT SEEKING AN OFFER TO BUY IN ANY JURISDICTION WHERE SUCH OFFER, OR SALE IS NOT PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR ANY SALE OF THESE SHARES.


                          ---------------------------

                                TABLE OF CONTENTS

                                                                            Page


Prospectus summary . . . . . . . . . . . . . . . . . . . . . . . . . . .       3
Risk factors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       5
Forward looking statements . . . . . . . . . . . . . . . . . . . . . . .      10
Use of proceeds. . . . . . . . . . . . . . . . . . . . . . . . . . . . .      11
Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      15
Dilution . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      16
Management's discussion and analysis . . . . . . . . . . . . . . . . . .      17
Business . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      25
Management . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      44
Principal stockholders . . . . . . . . . . . . . . . . . . . . . . . . .      49
Related party transactions . . . . . . . . . . . . . . . . . . . . . . .      51
Plan of distribution . . . . . . . . . . . . . . . . . . . . . . . . . .      52
Description of capital stock . . . . . . . . . . . . . . . . . . . . . .      60
Experts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      64
Legal matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      64
Where you can find more information. . . . . . . . . . . . . . . . . . .      64
Index to financial statements. . . . . . . . . . . . . . . . . . . . . .     F-1


                             ----------------------

================================================================================

================================================================================



                                     [LOGO]








                               EACCELERATION CORP.


                                3,000,000 SHARES

                                       OF

                                  COMMON STOCK
                               ------------------

                                   PROSPECTUS
                               -------------------



UNTIL , 2000 (90 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
                      _____________, 2000


================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Under the provisions of the Certificate of Incorporation and By-Laws of the Registrant, each person who is or was a director or officer of Registrant shall be indemnified by the Registrant as of right to the full extent permitted or authorized by the General Corporation Law of Delaware. Under such law, to the extent that such person is successful on the merits of defense of a suit or proceeding brought against such person by reason of the fact that such person is a director or officer of the Registrant, such person shall be indemnified against expenses reasonably incurred in connection with such action, including attorney's fees. If unsuccessful in defense of a third-party civil suit or a criminal suit or if such a suit is settled, such a person shall be indemnified under such law against both (1) expenses, including attorneys' fees, and (2) judgments, fines and amounts paid in settlement if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the Registrant, and with respect to any criminal action, had no reasonable cause to believe such person's conduct was unlawful. If unsuccessful in defense of a suit brought by or in the right of the Registrant, or if such suit is settled, such a person shall be indemnified under such law only against expenses incurred in the defense or settlement of such suit, including attorneys' fees, if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the Registrant, except that if such a person is adjudicated to be liable in such suit for negligence or misconduct in the performance of such person's duty to the Registrant, such person cannot be made whole even for expenses unless the court determines that such person is fairly and reasonably entitled to be indemnified for such expenses.

        Prior to the initial closing of this offering, the Registrant expects that its officers and directors will be covered by officers' and directors' liability insurance, with policy coverage will be $2,000,000, which will include reimbursement for costs and fees. The Registrant has entered into indemnification agreements with each of its executive officers and directors. The indemnification agreements provide for reimbursement for all direct and indirect costs of any type or nature whatsoever, including attorneys' fees and related disbursements, actually and reasonably incurred in connection with either the investigation, defense or appeal of a Proceeding, as defined, including amounts paid in settlement by or on behalf of an Indemnitee, as defined.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The estimated expenses of the distribution, all of which are to be borne by the Registrant, are as follows:

SEC Registration Fee. . . . . . . . . . . . . . . . . . . .        $   5,213
Blue Sky Fees and Expenses. . . . . . . . . . . . . . . . .           60,000 *
Accounting Fees and Expenses. . . . . . . . . . . . . . . .           95,000 *+
Legal Fees and Expenses . . . . . . . . . . . . . . . . . .          300,000 *+
Advertising . . . . . . . . . . . . . . . . . . . . . . . .          100,000 *
Printing and Engraving. . . . . . . . . . . . . . . . . . .           35,000 *
Miscellaneous . . . . . . . . . . . . . . . . . . . . . . .            4,787 *
                                                                   ---------
Total . . . . . . . . . . . . . . . . . . . . . . . . . . .        $600,000  *
                                                                   ========
----------

* Estimated
+ No amounts resulting from these expenses will be paid by the Registrant that will cause the total expenses of the distribution to exceed 20% of the gross proceeds of the distribution.



ITEM 26.    RECENT SALES OF UNREGISTERED SECURITIES

        On July 1, 1999, we granted to Andrew Bourland, Yuri Shalimov, E. Edward Ahrens, Scott Ellentuck, Steven Koda and Vladimir Panfilovich options to purchase an aggregate of 117,500 shares of common stock, each of which currently has an exercise price of $4.78 per share. Mr. Bourland was granted an option to purchase 12,500 shares. He provided advice to us at the time of grant relating to online marketing and online media. Mr. Shalimov was granted an option to purchase 5,000 shares. He performed services to us at the time of grant relating to software testing. Mr. Ahrens was granted an option to purchase 25,000 shares. Mr. Ahrens, our current chief financial officer, was performing accounting services for us at the time of the grant. Mr. Ellentuck was granted options to purchase 12,500 shares. He performed services for us at the time of grant relating to servers and bandwidth. Mr. Koda was granted an option to purchase 12,500 shares. He performed patent and trademark-related legal services for us at the time of grant. Mr. Panfilovich was granted an option to purchase 50,000 shares. He performed services for us at the time of grant relating to programming. The issuance of these options were private transactions exempt from registration under Rule 701 under the Securities Act.


        On this date, we also granted to 19 employees options to purchase an aggregate of 450,000 shares of common stock each of which currently has an exercise price of $5.63 per share. The issuance of these options were private transactions exempt from registration under Rule 701 under the Securities Act.


        On July 12, 1999, we approved the grant to a consultant, Millennium Capital Quest, an option to purchase 34,300 shares of the common stock, which currently has an exercise price of $4.78 per share. At the time of grant, Millennium provided advice to us on various alternatives in raising capital, public relations and marketing, and advice relating to corporate and management structuring. The issuance of this option was a private transaction exempt from registration under Section 4(2) of the Securities Act. At the time of grant, we reasonably believed the principals of Millennium had sufficient knowledge and experience in financial and business matters that they were capable of evaluating the merits and risks of the grant and the options and, in connection with their role as consultant to us, received such information relating to us consistent with Rule 502(b)(2) under the Securities Act. The option was granted on May 1, 2000.


        On July 21, 1999, we granted to two employees options to purchase an aggregate of 25,000 shares of common stock, each of which currently has an exercise price of $5.63 per share. The issuance of these options were private transactions exempt from registration under Rule 701 under the Securities Act.


        On July 26, 1999, we granted to an employee an option to purchase 12,500 shares of common stock which currently has an exercise price of $5.63 per share. The issuance of this option was a private transaction exempt from registration under Rule 701 under the Securities Act.


        On August 30, 1999, we granted to five employees options to purchase an aggregate of 62,500 shares of the common stock, each of which currently has an exercise price of $5.63 per share. The issuance of these options were private transactions exempt from registration under Rule 701 under the Securities Act.


        On September 15, 1999, we granted to an employee an option to purchase 5,000 shares of the common stock which currently has an exercise price of $5.63 per share. The issuance of this option was a private transaction exempt from registration under Rule 701 under the Securities Act.


        On September 16, 1999, we granted to a consultant and director nominee, Edward P. Swain, Jr., an option to purchase 50,000 shares of common stock which currently has an exercise price of $4.78 per share. Mr. Swain provided consulting services to us at the time of grant including services relating to strategic planning, operations and capitalization. The issuance of this option was a private transaction exempt from registration under Rule 701 under the Securities Act.


     On September 27, 1999, we granted to a former consultant and director nominee, Michael J. Clementz, an option to purchase 50,000 shares of common stock which was terminated as of May 19, 2000 upon the termination of his consulting arrangement with us. This option had an exercise price of $4.78 per share prior to expiration. Mr. Clementz provided consulting services to us at the time of grant including services relating to strategic planning, operations and capitalization. The issuance of this option was a private transaction exempt from registration under Rule 701 under the Securities Act.


        On October 5, 1999, we granted to an employee an option to purchase 12,500 shares of the common stock which currently has an exercise price of $5.63 per share. The issuance of this option was a private transaction exempt from registration under Rule 701 under the Securities Act.


        As of October 31, 1999, we granted to our then chief financial officer, Shane H. Traveller, who is currently a consultant, an option that currently entitles him to purchase 10,000 shares of our common stock, and currently has an exercise price of $4.78 per share. Under our agreement with Mr. Traveller, Mr. Traveller provides advise to us relating to marketing, financial, accounting and administration matters. The issuance of this option was a private transaction exempt from registration under Rule 701 of the Securities Act.

ITEM 27. EXHIBITS.

Number   Description
------   -----------


3.1   Certificate of Incorporation of the Registrant.*
3.2   Bylaws of the Registrant.*
4.1   Specimen Common Stock Certificate.*
5.1 Opinion and Consent of Kaufman & Moomjian, LLC regarding the legality of the securities being registered.*
10.1  Amended and Restated 1999 Stock Incentive Compensation Plan.*
10.2  Employment Agreement between the Registrant and Clint Ballard, as amended.*
10.3 Employment Agreement between the Registrant and Diana T. Ballard, as amended.*
10.4 Form of Indemnification Agreement between the Registrant and its executive officers and directors.*
10.5  Form of Subscription Agreement for this offering.*
10.6 Form of Escrow Agreement between the Registrant and American Stock Transfer & Trust Co.*
10.7  Distribution Agreement between the Registrant and Pointe Control, as amended.
10.8 Software License and Distribution Agreement between the Registrant and Syncronys Softcorp.*
10.9 Lease Agreement, as amended, between the Registrant and Finn Hill Partnership.*
10.10 Lease Agreement between the Registrant and Olympic Place II, L.L.C.*
10.11 Consulting Agreement between the Registrant and Millennium Capital Quest, as amended.*
10.12 Severance, Settlement and General Release Agreement between the Registrant and Shane H. Traveller, as amended and restated.*
10.13 Form of Lock-in Agreement among the Registrant, Clint Ballard and Diana
      T. Ballard.*
10.14 Stockholders Agreement among the Registrant, Clint Ballard and Diana T. Ballard.*
10.15 Form of Insertion Order for Media Ring, Inc.*
10.16 Form of BURST! Media LLC Advertising Contract.*
10.17 Form of Insertion Order for Adauction.com, Inc.*
10.18 Form of Campaign Insertion Order for Adsmart.*
10.19 Form of Web Advertising Services Agreement between Flycast Communications Corporation and the Registrant. *
10.20 Amendment and Termination Agreement between the Registrant and Millennium Capital Quest.
10.21 Form of sample Insertion Order for tombstone banner advertisements.
23.1  Consent of McKennon, Wilson & Morgan, LLP.
27.1  Financial Data Schedule.
99.1  Consent of Edward P. Swain, Jr.*
-------------
*   Previously filed.

ITEM 28. UNDERTAKINGS.

The Registrant hereby undertakes that it will:

(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

    (i)    Include any prospectus required by Section 10(a)(3) of the Securities
           Act;

    (ii) Reflect in the prospectus any facts of events which, individually or together, represent a fundamental change in the information in the registration statement; and

    (iii) Include any additional or changed material information on the plan of distribution.

(2) For determining any liability under the Securities Act, treat each post-effective amendment as a new registration statement for the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

        In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this Amendment No. 3 to this Registration Statement to be signed on its behalf by the undersigned, in the City of Poulsbo, State of Washington on the 23nd day of May, 2000.


                                        eAcceleration Corp.

                                        By: /s/ Clint Ballard
                                           ----------------------------------
                                           Clint Ballard
                                           President and Chief Executive Officer




In accordance with the requirements of the Securities Act of 1933, this Amendment No. 3 to this Registration Statement was signed by the following persons in the capacities indicated on May 23, 2000.



SIGNATURES                       TITLE


/s/ Clint Ballard                President, Chief Executive Officer and Director
------------------------------   (Principal Executive Officer)
Clint Ballard


/s/ Diana T. Ballard             Chairman of the Board, Secretary,
------------------------------   Treasurer and Director
Diana T. Ballard


/s/ E. Edward Ahrens             Chief Financial Officer
-------------------------------  (Principal Financial and Accounting Officer)
E. Edward Ahrens

                         EXHIBIT INDEX

Number   Description
------   -----------


3.1   Certificate of Incorporation of the Registrant.*
3.2   Bylaws of the Registrant.*
4.1   Specimen Common Stock Certificate.*
5.1 Opinion and Consent of Kaufman & Moomjian, LLC regarding the legality of the securities being registered.*
10.1  Amended and Restated 1999 Stock Incentive Compensation Plan.*
10.2  Employment Agreement between the Registrant and Clint Ballard, as amended.*
10.3 Employment Agreement between the Registrant and Diana T. Ballard, as amended.*
10.4 Form of Indemnification Agreement between the Registrant and its executive officers and directors.*
10.5  Form of Subscription Agreement for this offering.*
10.6 Form of Escrow Agreement between the Registrant and American Stock Transfer & Trust Co.*
10.7  Distribution Agreement between the Registrant and Pointe Control, as amended.
10.8 Software License and Distribution Agreement between the Registrant and Syncronys Softcorp.*
10.9 Lease Agreement, as amended, between the Registrant and Finn Hill Partnership.*
10.10 Lease Agreement between the Registrant and Olympic Place II, L.L.C.*
10.11 Consulting Agreement between the Registrant and Millennium Capital Quest, as amended.*
10.12 Severance, Settlement and General Release Agreement between the Registrant and Shane H. Traveller, as amended and restated.*
10.13 Form of Lock-in Agreement among the Registrant, Clint Ballard and Diana
      T. Ballard.*
10.14 Stockholders Agreement among the Registrant, Clint Ballard and Diana T. Ballard.*
10.15 Form of Insertion Order for Media Ring, Inc.*
10.16 Form of BURST! Media LLC Advertising Contract.*
10.17 Form of Insertion Order for Adauction.com, Inc.*
10.18 Form of Campaign Insertion Order for Adsmart.*
10.19 Form of Web Advertising Services Agreement between Flycast Communications Corporation and the Registrant. *
10.20 Amendment and Termination Agreement between the Registrant and Millennium Capital Quest.
10.21 Form of sample Insertion Order for tombstone banner advertisements.
23.1  Consent of McKennon, Wilson & Morgan, LLP.
27.1  Financial Data Schedule.
99.1  Consent of Edward P. Swain, Jr.*
-------------
*   Previously filed.